____________________________________________________________________


                        AGREEMENT AND PLAN OF MERGER



                                   among

                        CENTRAL PARKING CORPORATION,

                          CENTRAL MERGER SUB, INC.

                                    and

                          ALLRIGHT HOLDINGS, INC.




                       Dated as of September 21, 1998

    ____________________________________________________________________




                        AGREEMENT AND PLAN OF MERGER


           AGREEMENT AND PLAN OF MERGER, dated as of September 21, 1998 (this "Agreement"), among Central Parking Corporation ("Central"), a Tennessee corporation, Central Merger Sub, Inc. ("Central Sub"), a Delaware corporation and wholly owned subsidiary of Central, Allright Holdings, Inc. ("Holdings"), a Delaware corporation and the sole shareholder of Allright Corporation ("Allright"), a Delaware corporation, Apollo Real Estate Investment Fund II, L.P. ("Apollo"), a Delaware limited partnership and AEW Partners, L.P. ("AEW"), a Delaware limited partnership.

                                  RECITALS

           WHEREAS, the respective Boards of Directors of Central, Central Sub and Holdings have each approved the Merger (as defined below) of Central Sub and Holdings pursuant to the terms of this Agreement;

           WHEREAS, the majority stockholders of Central, Monroe J. Carrell, Jr. and The Carell Children's Trust (collectively, the "Central Stockholders"), have each entered into a transaction support agreement with Holdings, Apollo and AEW, dated as of the date hereof (collectively, the "Transaction Support Agreements"), with respect to the Merger wherein the Central Stockholders have committed to vote the shares of Central capital stock beneficially owned by the Central Stockholders in connection with the Merger and the other transactions contemplated by this Agreement, and Apollo and AEW, as the majority stockholders of Holdings, have committed to vote the shares of Holdings capital stock beneficially owned by them in favor of the Merger and the other transactions contemplated by this Agreement, and certain other stockholders and warrantholders of Holdings have each entered into a transaction support agreement with respect to the Merger wherein such stockholders and warrantholders have committed to vote the shares of Holdings capital stock beneficially owned by them in favor of the Merger and the other transactions contemplated by this Agreement;

           WHEREAS, Central, certain stockholders of Central, Apollo and AEW have entered into a Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement"), pursuant to which Central has agreed to provide certain registration rights for the benefit of such stockholders of Central, Apollo and AEW;

           WHEREAS, Central, Central Sub and Holdings desire to make certain representations, warranties, covenants and agreements in connection with such merger as set forth in this Agreement; and

           WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code;

        Now, therefore, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                  ARTICLE I

                                 THE MERGER

        Section 1.1  The Merger.  At the Effective Time (as defined in
 Section 1.2) and in accordance with the terms of this Agreement and applicable law, Central Sub shall be merged (the "Merger") with and into Holdings and its separate legal existence shall cease to exist, and Holdings will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue its corporate existence as "Allright Holdings, Inc." under the laws of the State of Delaware. The Merger shall have the effects provided for in Section 251 of the Delaware General Corporation Law (the "DGCL").

        Section 1.2 Effective Time. The merger (the "Merger") shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time specified as the effective time in the Certificate of Merger), which Certificate of Merger shall be so filed at the time of the Closing (as defined in Section 1.3). The date and time when the Merger becomes effective are herein referred to as the "Effective Time".

        Section 1.3 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article VII herein, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location to be agreed to by Central and Holdings, on the second business day following the satisfaction or waiver of the conditions set forth in Article VI, or at such other time and date as the parties may mutually agree. The date and time of such Closing are herein referred to as the "Closing Date". At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on its part to be performed at or prior to the Effective Time.

        Section 1.4 Certificate of Incorporation. The Certificate of Incorporation of Holdings, as in effect at the Effective Time, shall continue in effect as the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein.

        Section 1.5 By-Laws. The By-Laws of Holdings, as in effect at the Effective Time, shall be the By-Laws of the Surviving Corporation, until thereafter amended as provided therein.

        Section 1.6 Directors and Officers. The officers and directors of Central Sub at the Effective Time shall be the officers and directors of the Surviving Corporation, each to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                 ARTICLE II

                          CONVERSION OF SECURITIES

        Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

             (a) each share of common stock of Central Sub, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into one share of common stock of the Surviving Corporation, $0.01 par value per share. Such newly issued shares shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation;

             (b) each share of common stock of Holdings, $0.01 par value per share (the "Holdings Common Stock"), issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled in accordance with Section 2.1(c), shall be cancelled and cease to exist and shall be converted into and represent the number of common shares of Central, $0.01 par value per share (the "Central Common Stock"), equal to the Exchange Ratio (as defined in Section 2.6);

             (c) all share capital held in the treasury of Holdings or held by any of Holdings' subsidiaries shall be cancelled and cease to exist and no payment shall be made in respect thereof; and

             (d) at the Effective Time, all rights in respect of outstanding shares of Holdings Common Stock shall cease to exist, other than the right to receive Central Common Stock as described above.

        Section 2.2 Closing of Holdings Transfer Books. At the Effective Time, the stock transfer books of Holdings shall be closed and no transfer of Holdings Common Stock shall thereafter be made.

        Section 2.3 No Fractional Shares. No fractional shares of Central Common Stock shall be issued pursuant hereto. In lieu of any such fractional share of Central Common Stock, Central shall pay to each former shareholder of Holdings who otherwise would be entitled to receive a fractional share of Central Common Stock an amount in cash determined by multiplying (i) $46.00 by (ii) the fractional interest in a share of Central Common Stock to which such holder would otherwise be entitled.

        Section 2.4 Certain Adjustments. If after the date hereof and on or prior to the Closing Date the outstanding shares of Central Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the amount of shares to which a holder of Holdings Common Stock shall be entitled to receive shall be adjusted accordingly to provide to such holder the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

        Section 2.5  Stock Options; Warrants.

             (a) At the Effective Time, each option granted by Holdings to purchase shares of Holdings Common Stock (each, a "Holdings Option") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Holdings Common Stock and shall be converted automatically into an option to purchase shares of Central Common Stock (each, a "Central Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Allright 1998 Employee Stock Option Plan (the "Holdings Option Plan"), if applicable to such Holdings Options), and the agreements evidencing grants thereunder, including, but not limited to, the accelerated vesting of such options which shall occur in connection with and by virtue of the consummation of the Merger as and to the extent required by the Holdings Option Plan and such agreements:

                       (i) the number of shares of Central Common Stock to be subject to the new Central Option shall be equal to the product of the number of shares of Holdings Common Stock subject to the original Holdings Option and the Exchange Ratio, provided that any fractional shares of Central Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

                       (ii) the exercise price per share of Central
   Common Stock under the new Central Option shall be equal to the exercise price per share of Holdings Common Stock under the original Holdings Option divided by the Exchange Ratio, provided that the resulting exercise price shall be rounded up to the nearest cent.

             (b) In the case of any Holdings Options which are intended to be "incentive stock options" (as defined in Section 422 of the Code)("ISOs"), the exercise price of, the number of shares purchasable pursuant to, and the terms and conditions of exercise of, the Central Options issued in exchange therefor shall be determined in order to comply with Section 424(a) of the Code.

             (c) The duration and other terms of Central Options shall be the same as the Holdings Options except that all references to Holdings shall be deemed to be references to Central.

             (d) As of the Effective Time, the Holdings Options Plan shall be assumed by Central and, following the Effective Time, Central shall take all steps necessary to provide that shares of Central Common Stock issuable upon the exercise of all outstanding Central Options shall be covered by an effective registration statement on Form S-8 (or other appropriate form) as soon as practicable after the Effective Time.

             (e) At the Effective Time, each warrant granted by Holdings to purchase shares of Holdings Common Stock (each, a "Holdings Warrant") which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Holdings Common Stock and shall be converted automatically into a warrant to purchase shares of Central Common Stock (each, a "Central Warrant") in an amount equal to the product of the number of shares of Holdings Common Stock subject to the original Holdings Warrant and the Exchange Ratio, provided that any fractional shares of Central Common Stock resulting from such multiplication shall be rounded down to the nearest share. The exercise price per share of Central Common Stock under the new Central Warrant shall be equal to the exercise price per share of Holdings Common Stock under the original Holdings Warrant divided by the Exchange Ratio, provided that the resulting exercise price shall be rounded up to the nearest cent.

        Section 2.6  Calculation of Exchange Ratio.

             (a) The "Exchange Ratio" shall be (i) the Equity Purchase Price (as defined in Section 2.6(b)), divided by (ii) $46.00, divided by
 (iii) the number of shares of Holdings Common Stock outstanding as of the Effective Time (excluding any shares of Holdings Common Stock issued or issuable to the seller in exchange for assets in any acquisition permitted under Sections 5.1(d) and 5.1(e)), plus the number of shares of Holdings Common Stock issuable pursuant to outstanding Holdings Options and Holdings Warrants immediately prior to the Effective Time.

             (b) The "Equity Purchase Price" shall be calculated as follows and shall be set forth in a closing statement (the "Closing Statement"), an example of which is set forth on Schedule 2.6(b), that will be prepared by Holdings based on its good faith estimates of the amounts indicated and provided to Central for its review and approval (which shall not be unreasonably withheld), not less than five business days prior to the Closing Date: (i) $564,390,050, plus (ii) the Acquisition Expenses (as defined in Section 2.6(c)), plus (iii) the excess, if any, of $5,000,000 over the Covered Transaction Expenses (as defined in Section 2.6(d)), plus
 (iv) the Working Capital Adjustment (as defined in Section 2.6(e)), plus
 (v) the aggregate exercise price of all outstanding and unexercised Holdings Warrants or Holdings Options which are not ISOs as of the Closing Date, less (vi) the principal amount of any long-term indebtedness for borrowed money and capitalized lease obligations of Allright and its consolidated subsidiaries as of the Closing Date and assumed by Central or Central Sub pursuant to the Merger, but not including the current portion of either long-term indebtedness or capitalized lease obligations, less
 (vii) the excess, if any, of the Covered Transaction Expenses over $5,000,000, less (viii) any adjustment required pursuant to paragraph (f) below, plus (ix) any Divesture Gain (as defined herein), less (x) any Divesture Loss (as defined herein), less (xi) any proceeds arising from the sale, lease, transfer or disposition of any property or assets set forth on
 Schedule 5.1(j), after deduction of all expenses incurred relating to any such transaction, less (xii) any Excess Severance (as defined in Section 3.12(a)). Holdings shall use its best efforts to deliver to Central as soon as possible (but no later than fifteen business days prior to the Closing Date), Allright's and Holdings' audited financial statements for the fiscal year ended June 30, 1998, Allright's Actual EBITDA (as defined below), the Acquired Facility EBITDA (as defined below) and the Non-Acquired EBITDA (as defined below).

             (c) The "Acquisition Expenses" shall be the aggregate amount of cash consideration and transaction expenses paid by Holdings, Allright or any Subsidiary (as defined below) through the Closing in respect of any and all acquisitions of parking facilities after April 30, 1998 and any and all capital expenditures incurred in connection with such acquisitions and leases entered into after April 30, 1998, all as set forth on Schedule 2.6(c) (as such Schedule may be supplemented or revised prior to the Closing Date).

             (d) "Covered Transaction Expenses" include, without duplication, any and all out-of-pocket expenses of Holdings, Allright, the Subsidiaries, Apollo and AEW, incurred in connection with the Merger or the other transactions contemplated by this Agreement, to the extent that such expenses have been paid or are accrued on the Closing Statement. AEW and Apollo shall list all such expenses on the Closing Statement.

             (e) The "Working Capital Adjustment" shall be calculated as follows: (i) the amount of working capital surplus or deficit (such deficit, if any, to be expressed as a negative number) of Allright and its consolidated subsidiaries as set forth on its most recent available balance sheet (which shall not be dated more than 50 calendar days prior to the Closing Date), reduced by the amount of any portion of any acquisitions not financed from additional debt or equity proceeds subsequent to such balance sheet date and which shall be determined in accordance with Schedule 2.6(e) and otherwise in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis with Allright's historical financial statements, plus (ii) $6,000,000. Any items reflected as Covered Transaction Expenses or as an adjustment pursuant to any other clause of paragraph (b) above used to calculate the Equity Purchase Price shall be excluded in calculating the working capital deficit or surplus for the purposes of determining the Working Capital Adjustment. The Working Capital Adjustment may only be a negative number or zero.

             (f) Notwithstanding anything to the contrary above, the Equity Purchase Price shall be adjusted as follows:

             (i) if Allright's EBITDA (as defined below) calculated from Allright's audited financial statements for the fiscal year ended June 30, 1998 ("Allright's Actual EBITDA"), minus the EBITDA attributable to those parking facilities acquired by Holdings, Allright or any Subsidiary after April 30, 1998, to the extent the EBITDA attributable to such parking facilities was included in Allright's Actual EBITDA (the "Acquired Facility EBITDA", and the difference between Allright's Actual EBITDA and the Acquired Facility EBITDA, the "Non-Acquired EBITDA"), is equal to or greater than $34.0 million, the Equity Purchase Price shall be computed as set forth above and no further adjustment shall be made under this paragraph (f); and

             (ii) if the Non-Acquired EBITDA is less than $34.0 million (the difference between the $34.0 million and the Non-Acquired EBITDA, the "EBITDA Shortfall"), then the Equity Purchase Price shall be reduced by the EBITDA Shortfall, multiplied by 16.

        "EBITDA" shall mean, for any particular entity, the earnings before interest, taxes, depreciation and amortization attributable to that entity. For purposes of computing Allright's Actual EBITDA above, the EBITDA shall be derived in accordance with GAAP consistently applied from Allright's audited financial statements for the fiscal year ended June 30, 1998 and shall not include the following expenses: the Covered Transaction Expenses and expenses incurred in connection with the Merger, payments made in respect of retention, employment and management continuity agreement bonuses listed on Schedules 5.9(a), 5.9(b) and 5.9(c) and any other charges related to Holdings Options or Holdings Warrants used to compute the Exchange Ratio pursuant to Section 2.6(a)(iii), charges for asset impairments and expenses associated with other liabilities mutually agreed to by Holdings and Central. In addition, Allright's Actual EBITDA shall not include any gains or losses attributable to the sale of any assets, and any minority interest expense deducted to calculate EBITDA shall be reinstated when computing Allright's Actual EBITDA. The calculation used to derive Allright's Actual EBITDA shall be included as part of the Closing Statement.


                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF HOLDINGS

        Holdings and Allright represent and warrant to Central and Central Sub as follows:

        Section 3.1 Organization. Holdings is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        Section 3.2 Authority; Enforceability. Holdings has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by Holdings of this Agreement and the consummation by Holdings of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdings. No other corporate proceedings on the part of Holdings are necessary to authorize the execution and delivery of this Agreement and the consummation by Holdings of the transactions contemplated hereby or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by Holdings and is a valid and binding agreement of Holdings, enforceable against Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles. AEW and Apollo, as the majority stockholders of Holdings, have taken, or will prior to the Closing take, all action required to be taken on their respective parts in order for Holdings to have duly authorized, executed and delivered this Agreement and to consummate the transactions contemplated hereby.

        Section 3.3 Subsidiaries. Holdings does not have any subsidiaries other than Allright. Except as provided in Schedule 3.3, Allright does not have any equity interest, directly or indirectly, in any other entity (such subsidiaries in Schedule 3.3, the "Subsidiaries").

        Section 3.4 Non-Contravention. Except as set forth on Schedule 3.4, the execution and delivery by Holdings, AEW and Apollo of this Agreement and by AEW and Apollo of the Registration Rights Agreement, the Noncompetition Agreement and the Transaction Support Agreements do not, and the consummation by each of the transactions contemplated hereby and thereby and the performance by each of the obligations which it is obligated to perform hereunder and thereunder will not, (a) violate any provision of the Certificate of Incorporation or By-Laws of Holdings, Allright or any Subsidiary, (b) except as a result of failing to obtain any third party consents, violate, or result in the violation of, any provision of, or result in the termination of or the acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon or the creation of a security interest in any of the Holdings Common Stock or upon the assets of Holdings, Allright or any Subsidiary, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which Holdings, Allright or any Subsidiary is a party, or by which Holdings, Allright or any Subsidiary is bound, and that is likely to, in any such event, in the aggregate, have a material adverse effect on the financial condition of Holdings, Allright and the Subsidiaries taken as a whole (a "Holdings Material Adverse Effect"), or (c) subject to the approvals required as set forth in Section 3.5, violate or conflict with any other restriction of any kind or character to which Holdings, Allright or any Subsidiary or to which AEW or Apollo is subject which would prevent or significantly restrict or delay the consummation of the transactions contemplated hereby.

        Section 3.5 Consents. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and as set forth in Schedule 3.5, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body (collectively, "Consents") which has not been obtained or made is required (a) for or in connection with the execution and delivery of this Agreement by Holdings and the consummation by Holdings of the transactions contemplated hereby and the performance by Holdings of its obligations hereunder, other than those Consents, the failure of which to obtain, in the aggregate, would not have a Holdings Material Adverse Effect, or (b) for the ongoing operations of Allright and the Subsidiaries as currently conducted, other than those Consents, the failure of which to obtain, in the aggregate, would not have a Holdings Material Adverse Effect.

        Section 3.6  Capital Stock.

             (a) The entire authorized capital stock of Holdings consists of 500,000 shares of common stock, $0.01 par value, 79,564 of which are issued and outstanding as of the date hereof and all such shares are validly issued, fully paid and nonassessable, and 500,000 shares of preferred stock, with a par value of $0.01 per share, none of which are issued and outstanding. Except as set forth on Schedule 3.6(a), there are no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of Holdings capital stock or any securities or other instruments convertible into or exchangeable for shares of stock of any class of Holdings capital stock.

             (b) The entire authorized capital stock of Allright consists of 1,000 shares of common stock, $0.01 par value, all of which are issued and outstanding as of the date hereof, and all such shares are validly issued, fully paid and nonassessable. Other than as set forth on Schedule 3.6(b), Holdings owns all such issued and outstanding shares free and clear of any options, liens, claims, charges or other encumbrances. There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of Allright capital stock or any securities or other instruments convertible into or exchangeable for shares of stock of any class of Allright capital stock.

             (c) All of the issued and outstanding shares of capital stock or securities of the Subsidiaries (the "Subsidiaries Shares") are validly issued, fully paid and nonassessable. Allright owns, directly or indirectly, the percentage of such Subsidiary Shares set forth on Schedule 3.6(c), in each case free and clear of any options, liens, claims, charges or other encumbrances, except as set forth on Schedule 3.6(c). There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of any Subsidiary capital stock or any securities or other instruments convertible into or exchangeable for shares of stock of any class of any Subsidiary capital stock.

        Section 3.7 Organization and Qualification of Allright and the Subsidiaries. Except as set forth on Schedule 3.7, each of Allright and the Subsidiaries is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and each has full corporate or partnership, as the case may be, power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, except where such failure would not, in the aggregate, have a Holdings Material Adverse Effect. Each of Allright and the Subsidiaries is qualified and in good standing in every jurisdiction where the failure to so qualify or be in good standing would have, in the aggregate, a Holdings Material Adverse Effect.

        Section 3.8 Financial Statements. Schedule 3.8 contains a true and correct copy of (a) the audited consolidated balance sheet of Allright as of June 30, 1997, (b) the audited related statement of income and cash flows for the three-years then ended, (c) the unaudited consolidated balance sheet of Allright as of June 30, 1998, (d) the unaudited and consolidated statements of income and retained earnings and unaudited statements of cash flows of Allright for the fiscal year ended June 30, 1998, (e) the unaudited balance sheet of Holdings (parent company only) as of June 30, 1998 and (f) the unaudited statements of income and retained earnings of Holdings (parent company only) for the fiscal year ended June 30, 1998 (collectively, the "Financial Statements"). The Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations of Allright and the Subsidiaries as of the date and for the periods specified therein set forth, and have been prepared in accordance with GAAP consistently applied, except for any ordinary year-end adjustments and footnote disclosures with respect to any interim financial statement. The sole remedy for any breach of this Section 3.8 shall be an adjustment to the Equity Purchase Price as set forth in Section 2.6(f), except if such breach arises from a fraudulent act or fraudulent omission committed by AEW, Apollo, Holdings or Allright in connection with the preparation of such Financial Statements.

        Section 3.9  Undisclosed Liabilities.  Except as set forth on
 Schedule 3.9, Holdings, Allright and the Subsidiaries have no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise and whether due or to become due), which are not fully reflected in the Financial Statements, except (a) those incurred in the ordinary course of business since June 30, 1998, (b) those that may have arisen as a result of the execution and delivery of this Agreement by Holdings or (c) those that would not have, in the aggregate, a Holdings Material Adverse Effect.

        Section 3.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the Financial Statements, Holdings, Allright and the Subsidiaries have conducted their respective businesses in the ordinary course.

        Section 3.11  Legal Proceedings.  Except as set forth in Schedule
 3. 11, there are no governmental proceedings seeking over $50,000 or private litigation proceedings against Holdings, Allright or any Subsidiary pending or, to the knowledge of Holdings, threatened which, if determined adversely to Holdings, Allright or any Subsidiary, is likely to have, in the aggregate, a Holdings Material Adverse Effect, nor are there any judgments, decrees or orders against or enjoining Holdings, Allright or any Subsidiary in respect of, or the effect of which is to prohibit, restrict, or affect, any business practice or the acquisition of any property or the conduct of business in any area which will have, in the aggregate, a Holdings Material Adverse Effect.

        Section 3.12  Employee Benefits.

             (a) Schedule 3.12(a) sets forth a true and complete list as of the date hereof of each material bonus, retention bonus, deferred compensation, incentive compensation, severance, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by Holdings, Allright or the Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Holdings, Allright or the Subsidiaries would be deemed a "single employer" within the meaning of section 4001(a)(15) of ERISA, for the benefit of any employee or former employee of Allright or an ERISA Affiliate, whether written or unwritten (the "Plans"). For purposes of the adjustment to the Equity Purchase Price set forth in Section 2.6(b), "Excess Severance" shall mean the amount by which the aggregate severance obligations of Holdings, Allright or the Subsidiaries set forth on Schedule 3.12(a) as updated or supplemented on the Closing Date (excluding any reasonable and customary severance obligations contained in provisions of any employment or severance agreement entered into in connection with any acquisition of a parking facility or parking-related entity after the date hereof) shall exceed $6.3 million.

             (b) Holdings, Allright and the Subsidiaries have previously made available to Central or its representatives copies of (i) each of the Plans or summaries thereof, including all amendments thereto to date; (ii) the two most recent actuarial statements, if any, prepared for each Plan;
 (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Plan or related trust; (iv) the most recent determination letter received from the IRS, if any, for each Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Plan; and
 (vi) all material communications to any employee or employees relating to each Plan.

             (c) Except as set forth on Schedule 3.12(c) hereto, no Plan provides benefits, including without limitation death or medical benefits (whether or not insured) with respect to current or former employees of Holdings, Allright, any Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as defined in section 3(2) of ERISA, or
 (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

             (d) Each of the Plans is in material compliance with the terms thereof and with the requirements of any and all laws, orders, decrees, rules and regulations applicable to such plan, including, but not limited to, ERISA and the Code. Except as set forth on Schedule 3.12 (d), no Plan is subject to Title IV of ERISA. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

             (e) Except as set forth on Schedule 3.12(e), no Plan is a "multiemployer pension plan" (as defined in section 3(37) of ERISA). With respect to any Plan that is a "multiemployer pension plan" (as defined in section 3(37) of ERISA) covering employees of Holdings, Allright, the Subsidiaries or any ERISA Affiliate, (i) none of Holdings, Allright, any Subsidiary or any ERISA Affiliate has, since January 1, 1992, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) none of Holdings, Allright, any Subsidiary or any ERISA Affiliate has any contingent liability under section 4204 of ERISA and no circumstances exist that present a material risk that any such plan will go into reorganization, and (iv) the aggregate withdrawal liability of Holdings, Allright, the Subsidiaries and the ERISA Affiliates, computed as if a complete withdrawal by Holdings, Allright, the Subsidiaries and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not exceed $25,000.

             (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and, to the knowledge of Holdings, Allright and the Subsidiaries, no event has occurred since the date of such determination that would adversely affect such determination.

             (g) The consummation of the Merger will not cause Holdings, Allright or any Subsidiary to be responsible for any long-term gain incentive bonus to be paid to any regional or division manager in connection with the sale of owned property.

        Section 3.13  Properties, Contracts and Other Data.

             (a) Allright and its Subsidiaries own and have good, marketable and insurable title to the real property owned of record or beneficially by Allright or such Subsidiary, as the case may be (the "Owned Properties"), free and clear of all mortgages, liens (except for ad valorem real estate taxes not yet delinquent or the validity of which are being contested in good faith, imperfections and liens that do not materially detract from the value of or interfere with the present use of such property), claims, pledges, security interests and other monetary encumbrances, and free of all restrictions, easements, reservations, covenants and other non-monetary encumbrances, except for the matters set forth in the title policies related to the Owned Properties referenced on
 Schedule 3.13(a)(1) and as set forth on Schedule 3.13(b)(1). Except as set forth on Schedule 3.13(a)(2), as of the date hereof, neither Allright nor any Subsidiary has received any written notice of condemnation or suspension of its right to use with respect to any of the Owned Properties, none of the Owned Properties is subject to condemnation proceedings and there is not now pending or threatened, any governmental or regulatory action or action by a private party adverse to the uses contemplated for the Owned Properties by Allright and its Subsidiaries.

             (b) Except as set forth on Schedule 3.13(b)(1), as of the date hereof there are no (i) mortgages, indentures, loan agreements or other borrowing agreements to which Holdings, Allright or any Subsidiary is a party as obligor, or to which it or any of their respective owned assets or properties is subject, which relate to indebtedness of Holdings, Allright or any Subsidiary for borrowed money or to mortgaging, pledging or otherwise placing a lien on any of their respective assets; or (ii) guarantees or indemnification agreements given or entered into by Holdings, Allright or any Subsidiary with respect to indebtedness for borrowed money or in support of obligations the principal obligor in respect of which is not Holdings, Allright or any Subsidiary. Except as set forth on Schedule 3.13(b)(2), neither Allright's chief executive officer, chief financial officer, chief operating officer, general counsel nor divisional managers have knowledge (based on reasonable information) that any party to any contract involving the payment by or to Holdings, Allright or any Subsidiary of more than $100,000 per annum that such party intends or has threatened to cancel, terminate or amend such contract.

        Section 3.14  Certain Tax Matters.

             (a)  Except as set forth in Schedule 3.14:

                       (i) giving effect to all extensions obtained, each of Holdings, Allright and the Subsidiaries has timely filed (or there has been timely filed on its behalf) all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are complete in all material respects, has paid (or there has been paid on its behalf) all Taxes shown thereon to be due, other than such Taxes as are being contested in good faith, and has established reserves in accordance with generally accepted accounting principles for the payment of all Taxes for periods subsequent to the periods covered by such Tax Returns;

                       (ii) no material deficiency, assessment or other formal claim for any material Taxes has been asserted by a Tax authority against Holdings, Allright or any of the Subsidiaries that has not been fully paid, accrued or finally settled;

                       (iii) none of Holdings, Allright or any of the Subsidiaries has been notified that any Tax Returns are currently the subject of any audit or other administrative proceeding or court proceeding ("Audit") by any Tax authority;

                       (iv) no extension, waiver or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of Holdings, Allright or any of the Subsidiaries and is currently in effect; and

                       (v) the income Tax Returns of Holdings, Allright and the Subsidiaries for the taxable periods ending on or before June 30, 1992 have been examined by the appropriate Tax authority (or the applicable statute of limitations for the assessment of Taxes for such periods has expired) and a list of Audits commenced and not yet completed with respect to Holdings, Allright and the Subsidiaries is set forth on Schedule 3.14.

             (b) For purposes of this Agreement, (i) "Taxes" (including, with correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, commercial rent and occupancy, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

             (c) To the knowledge of Holdings, the Indemnification Agreement, dated as of October 31, 1996, by and among Nedinco Delaware Incorporated, Hang Lung Development Company Ltd., Allright Holdings LLC and Allright, and the Letter of Credit, made by HSBC Trade Services on October 29, 1996 related thereto, are each valid and binding agreements, enforceable against each party thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles.

        Section 3.15  Compliance with Laws.  Except as set forth in
 Schedule 3.15, to their knowledge, each of Holdings, Allright and the Subsidiaries;

             (a) is in substantial compliance with all laws, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business;

             (b) has received no notification or communication from any agency or department of any federal, state, local or foreign government or any regulatory authority or the staff thereof (i) asserting that Holdings, Allright or any Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit, or governmental authorization; and

             (c) is not a party to any written order, decree, agreement or memorandum of understanding with, or a commitment letter or similar submission to, or a recipient of any extraordinary supervisory letter from, any federal, state or local governmental agency or authority which restricts in any material respect the conduct of business of Holdings, Allright and the Subsidiaries; nor has Holdings, Allright or any Subsidiary been advised by any such regulatory authority that such authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

        Section 3.16 Environmental Laws. Except as set forth on Schedule 3.16, and to Holdings' knowledge:

             (a) the facilities and properties owned, leased or operated by Allright or any Subsidiary (the "Properties") and all operations at the Properties are in material compliance with all applicable federal, state, local and foreign laws and regulations relating to protection of the environment ("Environmental Laws");

             (b) neither of Allright nor any Subsidiary has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the properties or the business operated by Allright or any Subsidiary (the "Business"), nor does Holdings have knowledge of facts that could lead to such notice;

             (c) no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which Allright or any Subsidiary is or is likely to be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties or the Business;

             (d) no Phase II Environmental Site Assessments have been prepared with respect to real property owned of record or beneficially by Holdings, Allright or any Subsidiary as the date hereof; and

             (e) access to all Phase I Environmental Site Assessments, and any other environmental reports or studies, prepared as of the date hereof, with respect to real property owned of record or beneficially by Holdings,

 Allright or any Subsidiary, has been provided to representatives of Central. Those properties for which no Phase I Environmental Assessments have been prepared are set forth on Schedule 3.16.

 Holdings' sole representations with respect to environmental matters are set forth in this Section 3.16. To the extent representations in other sections of this Agreement could also apply to environmental matters including, but not limited to, matters related to, arising under or concerning Environmental Laws, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters.

        Section 3.17  Affiliate Transactions.  Except as set forth in
 Schedule 3.17 and for the payment by Holdings of transaction expenses of Apollo and AEW as contemplated by Section 5.9, there is no transaction and no transaction is now proposed, to which Holdings, Allright or any Subsidiary is or is to be a party in which any current stockholder, director or officer or other affiliate of Holdings, Allright or any Subsidiary has a direct or indirect interest.

        Section 3.18  Labor and Employment Matters.

             (a) Except as set forth in Schedule 3.18, there is no collective bargaining agreement, other labor agreement or employment contract to which Holdings, Allright or any Subsidiary is a party or by which it is bound and, in the case of employment contracts, involving employees at the city manager level or higher.

             (b) Except as set forth in Schedule 3.18; (i) no labor union or organization has been certified or recognized as a representative of any employees of Holdings, Allright or any Subsidiary, (ii) to the knowledge of Holdings, there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Holdings, Allright or any Subsidiary, labor strikes, material arbitrations or material labor grievances or difficulties and (iii) to the knowledge of Holdings no such activities have occurred during the past 12 months.

        Section 3.19 Insurance. All properties and operations of Holdings, Allright and the Subsidiaries are insured for its respective benefit, in such amounts and against such risks customarily insured against by persons operating similar properties or conducting similar operations under valid and enforceable policies issued by insurers of recognized responsibility. Holdings does not have knowledge of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any policy.

        Section 3.20 Certain Contracts. Except as set forth on Schedule 3.20, there is no contract to which Holdings, Allright or any Subsidiary is a party which contains any (i) non-competition or non-solicitation provision, (ii) any earn-out or lock-out provision, or (iii) any rights to share proceeds, rights to repurchase, contingent payment or similar provision, other than those customary revenue sharing arrangements relating to ongoing business operations contained in ordinary course of business lease and management agreement participation provisions.

        Section 3.21 Accounting Matters. Holdings believes, after discussions with Arthur Andersen, that Holdings qualifies as a "combining company" in accordance with the criteria set forth in paragraph 46 of Accounting Principles Board Opinion No. 16 ("APB 16") and has not violated the criteria set forth in paragraph Nos. 47c, 47d and 48c of APB 16 during the period extending from two years preceding the initiation date of the Merger and the Closing Date.

        Section 3.22 No Implied Representation. Notwithstanding anything contained in this Article or any other provision of this Agreement, it is the explicit intent of each party hereto that none of Holdings, Allright, any Subsidiary, Apollo, AEW or any of their respective affiliates, directors or officers is making any representation or warranty whatsoever, express or implied, other than those representations and warranties of Holdings in this Agreement, and in the case of AEW and Apollo, with respect to the last sentence of Section 3.2. It is understood that any estimates, projections or other predictions contained or referred to in any Exhibit or Schedule hereto or which otherwise have been or are provided to Central or its representatives or affiliates are not and shall not be deemed to be representations or warranties of Holdings, Allright, any Subsidiary, Apollo or AEW or any of their respective affiliates. Central and Central Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other predictions, that they are familiar with such uncertainties, that they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to them, and that they shall have no claim against anyone with respect thereto.

        Section 3.23 Intellectual Property. Schedule 3.23 sets forth a true and complete list of all licenses and other rights to use without payment of all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses held by Holdings, Allright or any Subsidiary; and none of Holdings, Allright or any Subsidiary has received any notice of conflict with respect thereto that asserts the right of others.

        Section 3.24 Certain Information. Holdings has delivered to Central or its representatives, prior to the date hereof, true and complete copies (other than with respect to names of entities or landlords or locations, which information has been deleted from such copies) of any and all assignment provisions contained in any leases for parking facilities with direct lot operating profits of over $50,000 for the 1998 fiscal year (the "$50,000 Leases").


                                 ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF
                          CENTRAL AND CENTRAL SUB

        Central and Central Sub represent and warrant to Holdings as follows:

        Section 4.1 Organization. Central and Central Sub are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite power and authority to own, lease and operate their properties and to carry on their respective business as now being conducted.

        Section 4.2  Authority; Enforceability.

             (a) Central and Central Sub have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on their respective parts hereby, and Central has the corporate power and authority to execute and deliver the Registration Rights Agreement and to consummate the transactions contemplated thereby. The execution and delivery by Central and Central Sub of this Agreement and by Central of the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on their respective parts, subject, in the case of the issuance of Central Common Stock pursuant to the Merger, to the approval by Central's shareholders (the "Central Shareholder Approval") of such issuance required by the shareholder approval policy of the New York Stock Exchange (the "NYSE"). No other corporate proceedings on the part of Central or Central Sub other than the Central Shareholder Approval are necessary to authorize the execution and delivery of this Agreement or the Registration Rights Agreement and the consummation by each of the transactions contemplated hereby and by Central of the transactions contemplated thereby or the performance of their obligations hereunder or by Central thereunder. This Agreement has been duly executed and delivered by Central and Central Sub and is a valid and binding agreement of Central and Central Sub, as the case may be, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles. The Registration Rights Agreement has been duly executed and delivered by Central and is a valid and binding agreement of Central, enforceable against Central in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles.

             (b) The Transaction Support Agreements have each been duly executed and delivered by the Central Stockholders and are valid and binding agreements of the Central Stockholders, enforceable against each of the Central Stockholders in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equity principles. Compliance by the Central Stockholders with the Transaction Support Agreements will ensure that the Central Shareholder Approval is obtained without the need for approval by any other stockholder of Central.

        Section 4.3 Subsidiaries. Central does not have any subsidiaries other than those set forth in Schedule 4.3 (such subsidiaries in Schedule 4.3, "Central Subsidiaries").

        Section 4.4 Non-Contravention. Except as set forth in Schedule 4.4, the execution and delivery by Central and Central Sub of this Agreement, by Central of the Registration Rights Agreement and by the Central Stockholders of the Transaction Support Agreements do not, and the consummation by each of the transactions contemplated hereby and thereby, as the case may be, and the performance by each of the obligations which they are obligated to perform hereunder and thereunder, as the case may be, will not (a) violate any provision of the Certificate of Incorporation or By-Laws of Central or any Central Subsidiary, (b) except as a result of failing to obtain any third party consents, violate, or result in the violation of, any provision of, or result in the termination of or the acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any lien upon or the creation of a security interest in any of the Central Common Stock or upon the assets of Central or any Central Subsidiary, pursuant to, any mortgage, lien, lease, franchise, license, permit, agreement or other instrument to which Central or any Central Subsidiary is a party, or by which Central or any Central Subsidiary is bound, and that is likely to, in any such event, in the aggregate, have a material adverse effect on the financial condition of Central and the Central Subsidiaries taken as a whole (a "Central Material Adverse Effect"), or (c) subject to the approvals required as set forth in Section 4.5, violate or conflict with any other restriction of any kind or character to which Central, any Central Subsidiary or the Central Stockholders are subject which would prevent or significantly restrict or delay the consummation of the transactions contemplated hereby.

        Section 4.5 Consents. Except for filings under the HSR Act, and as set forth in Schedule 4.5, no Consent which has not been obtained or made is required (a) for or in connection with the execution and delivery of this Agreement by Central and Central Sub and the consummation by Central and Central Sub of the transactions contemplated hereby and the performance by Central and Central Sub of their obligations hereunder, other than those Consents, the failure of which to obtain, in the aggregate, would not have a Central Material Adverse Effect, or (b) for the ongoing operations of Central and the Central Subsidiaries as currently conducted, other than those Consents, the failure of which to obtain, in the aggregate, would not have a Central Material Adverse Effect.

        Section 4.6  Capital Stock.

             (a) The entire authorized capital stock of Central consists of 50,000,000 shares of Central Common Stock, 29,564,067 of which are issued and outstanding as of September 17, 1998, and all such shares are validly issued, fully paid and nonassessable, and 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. Shareholders of Holdings will own, upon their issuance pursuant to Article II, validly issued, fully paid and nonassessable shares of Central Common Stock, and all such shares will be free and clear of any options, liens, claims, charges or other encumbrances, subject to rights outlined in the Registration Rights Agreement. Except as set forth on
 Schedule 4.6(a), there are no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of Central capital stock or any securities or other instruments convertible into or exchangeable for shares of stock of any class of Central capital stock.

             (b) All of the issued and outstanding shares of capital stock or securities of the Central Subsidiaries (the "Central Subsidiaries Shares") are validly issued, fully paid and nonassessable. Central owns, directly or indirectly, the percentage of such Central Subsidiaries Shares set forth on Schedule 4.3, in each case free and clear of any options, liens, claims, charges or other encumbrances. Except as set forth on
 Schedule 4.6(b), there are no outstanding obligations, warrants, options or other rights to subscribe for or purchase, or other plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, shares of stock of any class of any Central Subsidiary capital stock or any securities or other instruments convertible into or exchangeable for shares of stock of any class of any Central Subsidiary capital stock.

        Section 4.7 Organization and Qualification of the Central Subsidiaries. Except as set forth on Schedule 4.7, each of the Central Subsidiaries is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and each has full corporate or partnership, as the case may be, power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, except where such failure would not, in the aggregate, have a Central Material Adverse Effect. Each of Central and the Central Subsidiaries is qualified and in good standing in every jurisdiction where the failure to so qualify or be in good standing would have, in the aggregate, a Central Material Adverse Effect.

        Section 4.8 SEC Reports. Since October 10, 1995, Central has filed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC (the "Central SEC Documents"). As of their respective dates, the Central SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Central SEC Documents, and none of the Central SEC Documents when filed (as amended and restated and as supplemented by subsequently filed Central SEC Documents) contained any untrue statement of fact or omitted to state a fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, other than those, in the aggregate, which would not have a Central Material Adverse Effect. The financial statements of Central included in the Central SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Central and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments), except when such failure, in the aggregate, would not have a Central Material Adverse Effect. True, correct and complete copies of Central's most recent Form 10-K, Form 10-Q and Proxy Statement are set forth on Schedule 4.8.

        Section 4.9  Undisclosed Liabilities.  Except as set forth on
 Schedule 4.9, Central and the Central Subsidiaries have no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise and whether due or to become due), which are not fully reflected in the financial statements contained in the Central SEC Documents, except
 (a) those incurred in the ordinary course of business since June 30, 1998,
 (b) those that may have arisen as a result of the execution and delivery of this Agreement by Central and Central Sub, or (c) those that would not have, in the aggregate, a Central Material Adverse Effect.

        Section 4.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since June 30, 1998, Central and the Central Subsidiaries have conducted their respective businesses in the ordinary course.

        Section 4.11  Legal Proceedings.  Except as set forth in Schedule
 4. 11, there are no governmental proceedings seeking over $50,000 or private litigation proceedings against Central or any Central Subsidiary pending or, to the knowledge of Central or any Central Subsidiary, threatened which, if determined adversely to Central or any Central Subsidiary, is likely to have, in the aggregate, a Central Material Adverse Effect, nor are there any judgments, decrees or orders against or enjoining Central or any Central Subsidiary in respect of, or the effect of which is to prohibit, restrict, or affect, any business practice or the acquisition of any property or the conduct of business in any area which will have, in the aggregate, a Central Material Adverse Effect.

        Section 4.12  Employee Benefits.

             (a) Schedule 4.12(a) sets forth a true and complete list as of the date hereof of each material bonus, retention bonus, deferred compensation, incentive compensation, severance, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by Central or the Central Subsidiaries or by any trade or business, whether or not incorporated (a "Central ERISA Affiliate"), that together with Central or the Central Subsidiaries would be deemed a "single employer" within the meaning of section 4001(a)(15) of ERISA, for the benefit of any employee or former employee of Central or a Central ERISA Affiliate, whether written or unwritten (the "Central Plans").

             (b) Central and the Central Subsidiaries have previously delivered to Allright or its representatives copies of (i) each of the Central Plans or summaries thereof, including all amendments thereto to date; (ii) the two most recent actuarial statements, if any, prepared for each Central Plan; (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Central Plan or related trust; (iv) the most recent determination letter received from the IRS, if any, for each Central Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Central Plan; and (vi) all material communications to any employee or employees relating to each Central Plan.

             (c) Except as set forth on Schedule 4.12(c) hereto, no Central Plan provides benefits, including without limitation death or medical benefits (whether or not insured) with respect to current or former employees of Central, any Central Subsidiary or any Central ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as defined in section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

             (d) Each of the Central Plans is in material compliance with the terms thereof and with the requirements of any and all laws, orders, decrees, rules and regulations applicable to such plan, including, but not limited to, ERISA and the Code. Except as provided in Schedule 4.12(d), no Central Plan is subject to Title IV of ERISA. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Central Plans or any trusts related thereto.

             (e) Except as set forth on Schedule 4.12(e) hereto, no Central Plan is a "multiemployer pension plan" (as defined in section 3(37) of ERISA). With respect to any Central Plan that is a "multiemployer pension plan" (as defined in section 3(37) of ERISA) covering employees of Central, the Central Subsidiaries or any Central ERISA Affiliate, (i) neither Central, any Central Subsidiary nor any Central ERISA Affiliate has, since January 1, 1992 made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA, (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither Central, any Central Subsidiary nor any Central ERISA Affiliate has any contingent liability under section 4204 of ERISA and no circumstances exist that present a material risk that any such plan will go into reorganization, and (iv) the aggregate withdrawal liability of Central, the Central Subsidiaries and the Central ERISA Affiliates, computed as if a complete withdrawal by Central, the Central Subsidiaries and the Central ERISA Affiliates had occurred under each such Central Plan on the date hereof, would not exceed $25,000.

             (f)  Except as set forth on Schedule 4.12(f), each Central
 Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified, and, to the knowledge of Central and the Central Subsidiaries, no event has occurred since the date of such determination that would adversely affect such determination.

             (g) No liability under Title IV or Section 302 of ERISA has been incurred by Central, the Central Subsidiaries or any Central ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Central, the Central Subsidiaries or any Central ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this Section 4.12(h) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Central, the Central Subsidiaries or any Central ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year which ended prior to the Closing Date.

             (h) Except as set forth on Schedule 4.12(h), the PBGC has not instituted proceedings to terminate any Central Plan which is subject to Title IV of ERISA (each, a "Central Title IV Plan") and no condition exists that presents a risk that such proceedings will be instituted.

             (i) With respect to each Central Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

             (j) No Central Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Central Title IV Plan ended prior to the Closing Date. All contributions required to be made with respect to any Central Plan on or prior to the Closing Date have been timely made or are reflected on Central's most current audited balance sheet.

        Section 4.13  Properties, Contracts and Other Data.

             (a) Central and the Central Subsidiaries own and have good, marketable and insurable title to the real property owned of record or beneficially by Central or such Central Subsidiary, as the case may be (the "Central Owned Properties"), free and clear of all mortgages, liens (except for ad valorem real estate taxes not yet delinquent or the validity of which are being contested in good faith, imperfections and liens that do not materially detract from the value of or interfere with the present use of such property), claims, pledges, security interests and other monetary encumbrances, and free of all restrictions, easements, reservations, covenants and other non-monetary encumbrances, except for the matters set forth in the title policies related to the Central Owned Properties on
 Schedule 4.13(a)(1) and as set forth on Schedule 4.13(b)(1). Except as set forth on Schedule 4.13(a)(2), as of the date hereof, neither Central nor any Central Subsidiary has received any written notice of condemnation or suspension of its right to use with respect to any of the Central Owned Properties, none of the Central Owned Properties is subject to condemnation proceedings and there is not now pending or threatened, any governmental or regulatory action or action by a private party adverse to the uses contemplated for the Central Owned Properties by Central and the Central Subsidiaries.

             (b) Except as set forth on Schedule 4.13(b)(1), as of the date hereof there are no (i) mortgages, indentures, loan agreements or other borrowing agreements to which Central or any Central Subsidiary is a party as obligor, or to which it or any of their respective owned assets or properties is subject, which relate to indebtedness of Central or any Central Subsidiary for borrowed money or to mortgaging, pledging or otherwise placing a lien on any of their respective assets; (ii) guarantees or indemnification agreements given or entered into by Central or any Central Subsidiary with respect to indebtedness for borrowed money or in support of obligations the principal obligor in respect of which is not Central or any Central Subsidiary; or (iii) obligations of Holdings, Allright or any Subsidiary outstanding as of the Closing Date and assumed by Central or any Central Subsidiary pursuant to the Merger that require refinancing or which Central or any Central Subsidiary will be unable to refinance. Except as set forth on Schedule 4.13(b)(2), neither Central's chief executive officer, chief operating officer, chief financial officer, general counsel nor senior vice presidents have knowledge (based on reasonable information) that any party to any contract involving the payment by or to Central or any Central Subsidiary of more than $100,000 per annum that such party intends or has threatened to cancel, terminate or amend such contract.

        Section 4.14  Certain Tax Matters.

             (a)  Except as set forth in Schedule 4.14:

                       (i) giving effect to all extensions obtained, each of Central and the Central Subsidiaries has timely filed (or there has been timely filed on its behalf) all Tax Returns required to be filed by it, and all such Tax Returns are complete in all material respects, has paid (or there has been paid on its behalf) all Taxes shown thereon to be due, other than such Taxes as are being contested in good faith and has established reserves in accordance with generally accepted accounting principles for the payment of all Taxes for periods subsequent to the periods covered by such Tax Returns;

                       (ii) no material deficiency, assessment or other formal claim for any material Taxes has been asserted by a Tax authority against Central or any of the Central Subsidiaries that has not been fully paid, accrued or finally settled;

                       (iii) neither Central nor any of the Central Subsidiaries has been notified that any Tax Returns are currently the subject of any Audit by any Tax authority;

                       (iv) no extension, waiver or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of Central or any of the Central Subsidiaries and is currently in effect; and

                       (v) the income Tax Returns of Central and the Central Subsidiaries for the taxable periods ending on or before June 30, 1992 have been examined by the appropriate Tax authority (or the applicable statute of limitations for the assessment of Taxes for such periods has expired) and a list of all Audits commenced and not yet completed with respect to Central and the Central Subsidiaries is set forth on Schedule 4.14.

        Section 4.15  Compliance with Laws.  Except as set forth in
 Schedule 4.15, to their knowledge, each of Central and the Central
 Subsidiaries;

             (a) is in substantial compliance with all laws, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business;

             (b) has received no notification or communication from any agency or department of any federal, state, local or foreign government or any regulatory authority or the staff thereof (i) asserting that Central or any Central Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such governmental authority or regulatory authority enforces, or (ii) threatening to revoke any license, franchise, permit, or governmental authorization; and

             (c) is not a party to any written order, decree, agreement or memorandum of understanding with, or a commitment letter or similar submission to, or a recipient of any extraordinary supervisory letter from, any federal, state or local governmental agency or authority which restricts in any material respect the conduct of business of Central and the Central Subsidiaries; nor has Central or any Central Subsidiary been advised by any such regulatory authority that such authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

        Section 4.16  Environmental Laws.  Except as set forth in Schedule
 4.16 and to Central's knowledge:

             (a) the facilities and properties owned, leased or operated by Central or any Central Subsidiary (the "Central Properties") and all operations at the Central Properties are in material compliance with all applicable Environmental Laws;

             (b) neither of Central nor any Central Subsidiary has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the properties or the business operated by Central or any Central Subsidiary (the "Central Business"), nor does Central have knowledge of facts that could lead to any such notice;

             (c) no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which Central or any Central Subsidiary is or is likely to be named as a party with respect to the Central Properties or the Central Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Central Properties or the Central Business;

             (d) no Phase II Environmental Site Assessments have been prepared with respect to real property owned of record or beneficially by Central or any Central Subsidiary as of the date hereof; and

             (e) access to all Phase I and Phase II Environmental Site Assessments, and any other environmental reports or studies, prepared as of the date hereof with respect to real property owned of record or beneficially by Central or any Central subsidiary has been provided to representatives of Holdings.

 Central's and Central Sub's sole representations with respect to environmental matters are set forth in this Section 4.16. To the extent representations in other sections of this Agreement could also apply to environmental matters including, but not limited to, matters related to, arising under or concerning Environmental Laws, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters.

        Section 4.17  Affiliate Transactions.  Except as set forth in
 Schedule 4.17, there is no transaction and no transaction is now proposed, to which Central or any Central Subsidiary is or is to be a party in which any current shareholder, director or officer or other affiliate of Central or any Central Subsidiary has a direct or indirect interest.

        Section 4.18  Labor and Employment Matters.

             (a) Except as set forth in Schedule 4.18, there is no collective bargaining agreement, other labor agreement or employment contract to which Central or any Central Subsidiary is a party or by which it is bound and, in the case of employment contracts, involving employees at the city manager level or higher.

             (b) Except as set forth in Schedule 4.18; (i) no labor union or organization has been certified or recognized as a representative of any employees of Central or any Central Subsidiary, (ii) to the knowledge of Central, there are no current or threatened organizational activities or demands for recognition by a labor organization seeking to represent employees of Central or any Central Subsidiary, labor strikes, material arbitrations or material labor grievances or difficulties and (iii) to the knowledge of Central no such activities have occurred during the past 12 months.

        Section 4.19 Insurance. All properties and operations of Central and the Central Subsidiaries are insured for its respective benefit, in such amounts and against such risks customarily insured against by persons operating similar properties or conducting similar operations under valid and enforceable policies issued by insurers of recognized responsibility. Central does not have knowledge of any pending or threatened termination or cancellation, coverage limitation or reduction, r material premium increase with respect to any policy.

        Section 4.20 Certain Contracts. Except as set forth on Schedule 4.20, there is no contract to which Central or any Central Subsidiary is a party which contains any (i) non-competition or non-solicitation provision,
 (ii) any earn-out or lock-out provision, or (iii) any rights to share proceeds, rights to repurchase, contingent payment or similar provision other than those customary revenue sharing arrangements relating to ongoing business operations contained in ordinary course of business lease and management agreement participation provisions.

        Section 4.21 Accounting Matters. Central believes, after discussions with KPMG Peat Marwick LLP, that Central qualifies as a "combining company" in accordance with the criteria set forth in paragraph 46 of Accounting Principles Board Opinion No. 16 ("APB 16") and has not violated the criteria set forth in paragraph Nos. 47c, 47d and 48c of APB 16 during the period extending from two years preceding the initiation date of the Merger and the Closing Date.

        Section 4.22 No Implied Representation. Notwithstanding anything contained in this Article or any other provision of this Agreement, it is the explicit intent of each party hereto that none of the Central Stockholders, Central nor any Central Subsidiary, or any of their respective affiliates, directors or officers is making any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Central Stockholders, Central and Central Sub in this Agreement, the Registration Rights Agreement or the Transaction Support Agreements. It is understood that any estimates, projections or other predictions contained or referred to in any Exhibit or Schedule hereto or which otherwise have been provided to Holdings or its representatives or affiliates are not and shall not be deemed to be representations or warranties of Central, any Central Stockholder or any Central Subsidiary or any of their respective affiliates. Holdings acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other predictions, that it is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it, and that it shall have no claim against anyone with respect thereto.


                                  ARTICLE V

                                  COVENANTS

        Section 5.1 Conduct of Business by Allright. During the period from the date hereof to the Closing Date, without the prior written consent of Central or except as contemplated by this Agreement, Holdings agrees to cause:

             (a) the business of Allright and the Subsidiaries to be operated in the ordinary course of business consistent with past practice;

             (b) no change to be made in the corporate charter or by-laws or other constituent documents of Holdings, Allright or any Subsidiaries;

             (c) except as set forth in Schedule 5.1(c) or otherwise in the ordinary course of business consistent with past practices, (i) no material increase in the compensation payable or to become payable by Holdings, Allright or any Subsidiary to any officer, employee, consultant or agent to be made (provided, that any increase in compensation payable to any officers of Allright shall be set forth on Schedule 5.1(c), notwithstanding that such increases were made in the ordinary course of business), and (ii) no bonus or retirement or similar benefit or arrangement to be made or agreed to by Holdings, Allright or any Subsidiary;

             (d) except as set forth in Schedule 5.1(d), (i) no capital expenditure or commitment to make a capital expenditure which involves the payment of consideration having a value in excess of $1,200,000 in the aggregate per quarter (without duplication with clause (ii) of this paragraph or Section 5.1(e)) (excluding payments made for key money or fixed or capital assets in connection with the entering into or renewal of any parking facility lease), and (ii) no lease to be entered into or renewed which involves the payment of consideration having a value in excess of $500,000 annual rent per year (without duplication with clause
 (i) of this paragraph or Section 5.1(e)). For purposes of this paragraph, "annual rent per year" as to a given lease shall equal (a) the average annual rent computed in accordance with GAAP on a straight line basis with respect to any leased facility plus (b)(x) the amount of payments made for key money, fixed or capital assets in connection with the entering into or renewal of such lease, divided by (y) the amount of base years with respect to such lease. In the event that Central refuses to consent to any proposed lease pursuant to this Section 5.1(d), Central and any Central Subsidiary shall refrain from entering into any transaction concerning the subject matter of such proposed lease;

             (e) except as set forth in Schedule 5.1(e), no action to be taken to by it, Allright or any Subsidiary to acquire any business (whether by merger, consolidation, purchase of assets or otherwise) or acquire any equity interest in any person not an affiliate (whether through a purchase of stock, establishment of a joint venture or otherwise) which involves the payment of consideration having a value in excess of $100,000 individually or $1,000,000 in the aggregate (without duplication with Section 5.1(d)) with all other such acquisitions. In the event that Central refuses to consent to any proposed transaction pursuant to this Section 5.1(e), Central and any Central Subsidiary shall refrain from entering into a transaction concerning the subject matter of such proposed transaction;

             (f) except for borrowings under credit facilities or lines of credit existing on the date hereof or incurred to finance expenditures or acquisitions permitted pursuant to Section 5.1(d) or 5.1(e), it, Allright or any Subsidiaries not to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, any person other than its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice;

             (g) to the extent reasonably practicable, (i) the business organization of Allright and the Subsidiaries to remain intact and to keep available to Central the opportunity to retain the services of the present employees of Allright and the Subsidiaries and (ii) the goodwill of the customers of Allright and the Subsidiaries and others having business relations with Allright and the Subsidiaries to be preserved;

             (h) no action to be taken or failed to be taken that would, or would be reasonably likely to, result in any of Holdings' representations and warranties set forth in this Agreement not being true in all material respects;

             (i) Allright and the Subsidiaries to use their reasonable best efforts to comply with all material legal requirements applicable to them and to the conduct of their respective businesses;

             (j) except as set forth in Schedule 5.1(j) and after consultation with Arthur Andersen, Holdings, Allright and the Subsidiaries not to sell, lease transfer or dispose of any of their properties not in the ordinary course of business and provided such sale does not, in the reasonable opinion of Arthur Andersen, jeopardize the Merger from being qualified as a pooling-of-interests transaction for accounting purposes;

             (k) except as set forth on Schedule 5.1(k), (i) Holdings not to declare any dividend or make any distribution with respect to its capital stock, and (ii) Allright and the Subsidiaries not to declare any dividend or make any distribution with respect to their capital stock or partnership interests, as the case may be, which is not made to minority interest holders or partners pursuant to existing agreements, or which is not in the ordinary course of business; and

             (l) in the event Central does not provide a written refusal for Allright or any Subsidiary to enter into any proposed above transaction within five business days after receiving notification of such proposal (with data reasonably requested by Central to evaluate such proposal) from Allright, Holdings or any Subsidiary, Central shall be deemed to have consented to such proposed transaction, and Allright, Holdings or such Subsidiary may enter into any such proposed transaction as if Central had provided its written consent.

        Section 5.2 Conduct of Business by Central. During the period from the date hereof to the Closing Date, without the prior written consent of Holdings or except as contemplated by this Agreement, Central agrees to cause:

             (a) the business of Central and the Central Subsidiaries to be operated in the ordinary course of business consistent with past practice;

             (b) no change to be made in the corporate charter or by-laws or other constituent documents of Central or any Central Subsidiaries;

             (c) except as set forth in Schedule 5.2(c), no expenditure which involves the payment of consideration having a value in excess of $20,000,000 individually or $75,000,000 in the aggregate (without duplication with Section 5.2(d)) in respect of the purchase or other acquisition of real estate or fixed or capital assets to be made, except for any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations or pursuant to or as required by existing contractual obligations and except as to the renewal of presently existing leases which are scheduled to expire according to their respective terms;

             (d) except as set forth in Schedule 5.2(d), no action to be taken to by it or any Central Subsidiaries to acquire any business (whether by merger, consolidation, purchase of assets or otherwise) or acquire any equity interest in any person not an affiliate (whether through a purchase of stock, establishment of a joint venture or otherwise) which, involves the payment of consideration having a value in excess of $20,000,000 individually or $75,000,000 in the aggregate (without duplication with Section 5.2(c)) with all other such acquisitions. In the event that Holdings refuses to consent to any proposed transaction pursuant to this
 Section 5.1(d), Holdings, Allright and any Subsidiary shall refrain from entering into a transaction concerning the subject matter of such proposed transaction;

             (e) except for borrowings under credit facilities or lines of credit existing on the date hereof or incurred to finance an expenditures or acquisitions permitted pursuant to Section 5.2(d) or 5.2(e), or pursuant to the transactions contemplated by this Agreement, it, or any Central Subsidiary not to incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, any person other than its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice;

             (f) no action to be taken or failed to be taken that would, or would be reasonably likely to, result in any of Central's and Central Sub's representations and warranties set forth in this Agreement not being true in all material respects;

             (g) Central and the Central Subsidiaries to use their reasonable best efforts to comply with all material legal requirements applicable to them and to the conduct of their respective businesses;

             (h) except as set forth in Schedule 5.2(h) and after consultation with KPMG Peat Marwick LLP, Central and the Central
 Subsidiaries not to sell, lease transfer or dispose of any of their properties to the extent such sale may, in the reasonable opinion of KPMG Peat Marwick LLP, jeopardize the Merger from being qualified as a pooling-of-interests transaction for accounting purposes;

             (i) other than regular quarterly dividends distributed in the normal course of business, Central not to (i) declare, set aside or pay any dividends on (whether in cash, stock or other securities), make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock or the capital stock, partnership interests, membership interests or other equity, as the case may be, of the Central Subsidiaries, or (ii) split, combine, issue, authorize for issuance, exchange or reclassify any of its capital stock or issue or authorize the issuance of any other securities, except for issuances of Central Common Stock to a seller or sellers for acquisitions permitted under Section 5.2(d), upon the exercise of any stock options for Central Common Stock that are, in each case, outstanding as of the date hereof in accordance with their present terms or the issuance of Central Common Stock or Central Options under any Plans in the ordinary course of business; and

             (j) in the event Holdings does not provide a written refusal for Central or any Central Subsidiary to enter into any transaction above within five business days after receiving notification of such proposal (with data reasonably requested by Holdings to evaluate such proposal) from Central or any Central Subsidiary, Holdings shall be deemed to have consented to such proposed transaction (other than transactions pursuant to paragraph (i), for which affirmative consent is necessary) and Central or such Central Subsidiary may enter into any such proposed transaction as if Holdings had provided written consent.

        Section 5.3 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meetings.

             (a) As soon as practicable following the date of this Agreement, Central shall prepare and file with the SEC a proxy statement/prospectus relating to the meeting of Central's shareholders to be held in connection with obtaining the Central Shareholder Approval (as the same may be amended or supplemented from time to time, the "Proxy Statement") and Central shall prepare and file with the SEC a registration statement on Form S-4 in connection with the issuance of Central Common Stock pursuant to the Merger (as the same may be amended or supplemented from time to time, the "Form S-4"), in which the Proxy Statement will be included as a prospectus. Central shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Central will use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Central Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Central shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Central Common Stock in the Merger, and Holdings shall furnish all information concerning Holdings and the holders of Holdings Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Central without providing Holdings and counsel to Holdings with the opportunity to review and comment thereon. Central will advise Holdings, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Central Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Central or Holdings, or any of their respective affiliates, officers or directors, should be discovered by Central or Holdings which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Central.

             (b) Central shall, as promptly as reasonably practicable after the date hereof give notice of, convene and hold a meeting of its stockholders (the "Central Stockholders Meeting") in accordance with the Tennessee Business Corporation Act (the "Tennessee Act") and the requirements of the NYSE for the purpose of obtaining Central's stockholder approval in accordance with the Tennessee Act and the rules and regulations of the NYSE and shall, through its Board of Directors, recommend to its shareholders that they provide the Central Shareholder Approval.

             (c) As an integral part of their obligations under the Registration Rights Agreement, Central will use its reasonable best efforts to comply with the provisions of Rule 144(c) under the Securities Act in order that affiliates of Holdings may resell the Central Common Stock they receive pursuant to the Merger pursuant to Rule 145(d) under the Securities Act, and agrees that the Form S-4 will include such information as may be requested by Holdings to permit resales of such Central Common Stock by persons who may be deemed to be underwriters of Central Common Stock pursuant to Rule 145 under the Securities Act.

             (d) Holdings shall, as promptly as practicable after the mailing of the Proxy Statement by Central, either (i) give notice of, convene and hold a meeting of its stockholders in accordance with the Delaware General Corporation Law (the "Delaware Act") or (ii) obtain an action by written consent, executed by the requisite percentage of Holdings stockholders and in accordance with the Delaware Act, for the purpose of obtaining Holdings' stockholders approval in connection with the Merger in accordance with the Delaware Act.

        Section 5.4 Investigation; Non-Solicitation. Each of Central and Holdings shall afford to one another's officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time or the date of termination of this Agreement, to its and its respective subsidiaries' properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and shall use its reasonable best efforts to cause its respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request in writing; provided, however, that nothing herein shall require either Central or Holdings or any of their respective subsidiaries to disclose any information to the other if such disclosure would cause competitive harm to such disclosing party (in such party's reasonable judgment) or its affiliates if the transactions contemplated by this Agreement are not consummated, or would be in violation of applicable laws or regulations of any governmental entity; provided further, that notwithstanding the above, Holdings shall allow Central and its representatives reasonable access to information concerning, and Holdings agrees to meet with Central and its representatives in connection with, (i) any $50,000 Leases, which according to their respective terms are scheduled to expire within six months from any time prior to the Closing Date, (ii) any $50,000 Lease for which Allright or any Subsidiary has knowledge (based on reasonable information) that the respective landlord has asserted or has threatened to assert a breach of any consent or assignment provision contained in such lease as a result of the Merger, and (iii) the retention of key management personnel. A representative appointed by Holdings shall be present at any meeting between Holdings, Allright, the Subsidiaries or any of their respective employees, directors and officers, on the one hand, and Central, any of the Central Subsidiaries or any of their respective employees, directors and officers, on the other hand. Unless otherwise required by law and until the Effective Time, the parties will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreements between Central and Holdings, dated as of January 30, 1998 and May 19, 1998 (the "Confidentiality Agreements"). AEW and Apollo agree to reasonably cooperate, at Central's request and expense, in connection with the retrieval of records or other documentation which AEW and Apollo have in their possession regarding Allright's ability to utilize any net operating loss carry-forwards.

        Section 5.5  Approvals and Consents; Cooperation; Notification.

             (a) The parties hereto shall use their respective best efforts, and cooperate with each other, to obtain as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger.

             (b) The parties shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, without limitation, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other governmental entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental entity in connection therewith.

             (c) If any divesture of property or operations at a particular parking facility is necessary in order to terminate the waiting period required by the HSR Act in connection with the Merger, Central and Holdings shall retain a mutually agreeable real estate appraisal firm (the "Appraiser") for the purpose of appraising those facilities or operations which must be divested in order to obtain termination of the HSR waiting period. In connection therewith, the Equity Purchase Price set forth in
 Section 2.6(b) shall be adjusted for any Divesture Gain or Divesture Loss. "Divesture Gain" shall be computed as follows: thirty-five percent multiplied by the difference between (a) the appraised value of such property or operations, as determined by the Appraiser, and (b) (i) 16, multiplied by (ii) the EBITDA for such property or operations at such facility for such property's or facility's prior fiscal year. If such number shall be a negative number, such amount shall be deemed a "Divesture Loss" for purposes of Section 2.6(b).

        Section 5.6 Central Board of Directors. Promptly after the Effective Time, the Board of Directors of Central (the "Central Board") shall be expanded to ten members. At such time, Apollo and AEW shall each be entitled, in its sole discretion, to designate one individual to the Central Board, who shall serve in accordance with and for the time period specified by the Certificate of Incorporation and By-laws of Central. If at any time Apollo or AEW, with their respective affiliates, individually own, directly or indirectly, less than (i) $50,000,000 worth of outstanding Central Common Stock, Central shall, at the next election of the Central Board, have the right to decrease the number of appointees to the Central Board that may be made by the shareholder failing to meet such threshold from one to none. For purposes of the foregoing, the value of the Central Common Stock held by Apollo and AEW, together with their respective affiliates, shall be determined by multiplying the number of shares of Central Common Stock then beneficially owned by such holders by the average of the closing sale prices per share of Central Common Stock on the NYSE for the prior 20 trading days. This Section 5.6 is intended to be for the benefit of Apollo and AEW.

        Section 5.7 Public Announcements. Other than disclosures required by federal securities laws, the parties will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby and shall not make any such announcement if the other party hereto shall reasonably object.

        Section 5.8 Tax Treatment of Merger. It is the intent of the parties to this Agreement that the Merger be treated for federal income tax purposes as a tax-free reorganization pursuant to Section 368(a) of the Code and this Agreement shall constitute a "Plan of Reorganization" for purposes of the Code, and the parties agree (i) not to take any actions which would prevent the Merger from qualifying as such a reorganization,
 (ii) to report the transactions under this Agreement consistent with such treatment and (iii) to take no positions that are contrary thereto unless otherwise required by law.

        Section 5.9 Expenses; Severance. All out-of-pocket transaction costs and expenses incurred by Central or any Central Subsidiary in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated, shall be paid by Central, and all Covered Transaction Expenses incurred by Allright, any Subsidiary, Holdings, AEW and Apollo in connection with this Agreement and the transactions contemplated hereby, if the Merger is consummated, shall be paid by Holdings, and if the Merger is not consummated, Allright, the Subsidiaries, Holdings, AEW and Apollo shall be responsible for their own expenses incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if the Merger is not consummated solely by reason of a material breach of this Agreement by Holdings, Holdings shall pay any and all out-of-pocket transaction costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby of Central and Central Sub up to a maximum of $5,000,000 and if the Merger is not consummated solely by reason of a material breach of this Agreement by Central, Central shall pay any and all out-of-pocket transaction costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby of Allright, any Subsidiary, Holdings, AEW and Apollo up to a maximum of $5 million. AEW and Apollo shall be solely responsible for any payments required to be made to Cheslock, Bakker & Associates, Inc. ("Cheslock Bakker"), other than with respect to the exchange of Holdings Warrants held by Cheslock Bakker for Central Warrants as provided in Section 2.5(e). Notwithstanding anything to the contrary herein, if the Merger is not consummated as a result of the fact that either Section 6.2(g) or Section 6.3(f) shall not have been satisfied, the party whose accountant was unable to deliver its pooling letter as required therein shall pay to the other party an amount of $2.5 million for expenses incurred in connection with the execution of this Agreement; provided, neither party shall be liable for such expenses if it had not breached a representation, warranty or covenant herein. Nothing in this Section 5.9 is intended to limit the rights of the parties hereto under Section 7.2. If the Merger is consummated, Central shall be solely responsible for any obligation and payment to be made under any severance agreement, retention agreement, stay-on bonus, non-compete agreement, compensation plan or severance or retention provision of any employment, non-compete or retention agreement set forth on Schedules 3.12(a), 3.20, 5.9(a), 5.9(b) or 5.10 which is incurred as a result of the entering into of this Agreement, including but not limited to payments required to be made immediately after the Effective Time pursuant to the retention bonus agreements set forth on Schedule 5.9(a). Holdings shall use its reasonable best efforts after the date hereof so that the persons listed on Schedule 5.9(a) will enter into the retention bonus agreements substantially in the form set forth on such Schedule 5.9(a) and that immediately after the Effective Time, the persons listed on Schedules 5.9(b) and 5.9(c) will enter into employment agreements and management continuity agreements with Allright substantially in the form set forth on Schedules 5.9(b) and 5.9(c), respectively, and Central shall cause Allright to enter into such employment agreements and management continuity agreements at such time. Any material modifications to the form retention agreement, employment agreement and management continuity agreement set forth on Schedules 5.9(a), 5.9(b) and 5.9(c), respectively, shall be subject to the prior approval of Central and Holdings.

        Section 5.10  Employment Matters.

             (a) Central hereby agrees to honor the Plans in accordance with their terms as in effect on the date hereof, to the same extent that Holdings, Allright and the Subsidiaries would be required to perform them in the event that the Merger were not consummated. This Section 5.10(a) is intended to be for the benefit of the beneficiaries of the Plans.

             (b) Central shall honor, comply with and perform all of the respective terms and all obligations of Holdings, Allright or the Subsidiaries under any severance agreement, retention agreement, employment agreement or any severance or retention provision of any employment agreement set forth on Schedule 5.10. This Section 5.10(b) is intended to be for the benefit of the employees party to such agreements. Central agrees to provide severance to those employees of Allright or any Subsidiary which will be terminated after the Closing Date and which do not have severance agreements or severance provisions in any employment agreements in effect with Holdings, Allright or any Subsidiary as of the Closing Date on terms not less favorable than it would provide to any of its or the Central Subsidiaries' similarly situated employees.

             (c) Central agrees that individuals who are employed by Holdings, Allright or the Subsidiaries immediately prior to the Closing Date shall remain employees of the Surviving Corporation immediately following the Closing Date (each such employee, an "Affected Employee"); provided, however, that nothing in this Section 5.10(c) shall limit or otherwise restrict the ability of the Surviving Corporation to terminate, lay-off or reduce the work hours with respect to the employment of any Affected Employees following their initial continued employment following the Effective Time.

             (d) Central shall, or shall cause the Central Subsidiaries or the Surviving Corporation to, give Affected Employees full credit, for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by Central or the Central Subsidiaries or the Surviving Corporation, for such Affected Employees' service with Holdings, Allright or the Subsidiaries to the same extent recognized by the Holdings, Allright and the Subsidiaries immediately prior to the Closing Date, provided however that the Affected Employees' eligibility to participate in, and benefits under, such plans and arrangements shall otherwise be determined under the terms of such plans.

             (e) Central shall, or shall cause the Central Subsidiaries or the Surviving Corporation to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

             (f) For a period of two years immediately following the Closing Date, the coverage and benefits provided to Affected Employees pursuant to employee benefit plans or arrangements maintained by Central or the Central Subsidiaries or the Surviving Corporation shall be, in the aggregate, not less favorable than those provided to similarly situated employees of Central and the Central Subsidiaries and the Surviving Corporation.

        Section 5.11  Indemnification, Exculpation and Insurance.

             (a) Central and Central Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of Holdings, Allright and the Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements or arrangements of Holdings, Allright or any Subsidiary the existence of which does not cause a breach of this Agreement shall be assumed by Central, shall survive the Merger and shall continue in full force and effect, without amendment, for six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Central shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of Holdings, Allright or any Subsidiary who become directors or officers of Central or any Central Subsidiary will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of Central or such Central Subsidiary.

             (b) In the event that either of the Surviving Corporation or Central or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Central or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 5.11.

             (c) The provisions of this Section 5.11 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

             (d) For six years after the Effective Time, Central or the Surviving Corporation shall maintain in effect Holdings' and Allright's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by such directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate currently covered by such insurance than those of such policy in effect on the date hereof; provided that Central may substitute therefor policies of Central or the Central Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers or, in the alternative, Central may purchase a "tail" on Holdings' existing insurance policy for a term of not less than six years.

             (e) Central shall cause the Surviving Corporation or any successor thereto to comply with its obligations under this Section 5.11.

             (f) This Section 5.11 is intended to be for the benefit of such directors and officers.

        Section 5.12 NYSE Exchange Listings. Central shall use best efforts to cause the Central Common Stock issuable under pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

        Section 5.13  Affiliates.

             (a) Holdings and Central will use their reasonable best efforts to cause all persons who, at the time of the Central Stockholders Meeting, may be deemed to be affiliates of Holdings as that term is used under Rule 145 under the Securities Act and who will become the beneficial owners of Central Common Stock pursuant to the Merger, or affiliates of Holdings or Central for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, to execute "affiliate letters" in customary form prior to the Effective Time.

             (b) Central shall use its reasonable best efforts to publish on the earliest possible date after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

             (c) This Section 5.13 is intended to be for the benefit of affiliates of Holdings.

        Section 5.14 Pooling of Interests. Each of Holdings and Central shall use reasonable best efforts to cause the transactions contemplated by this Agreement and the Registration Rights Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by Central's accountants and by the SEC, and each of Holdings and Central agrees that it shall take no action that would cause such accounting treatment not to be obtained. Central shall, if necessary, take any action required on its part to permit the Central Stockholders to comply with their obligations under the Transaction Support Agreements in connection with obtaining pooling-of-interests accounting treatment for the Merger. Any breach by the Central Stockholders under the Transaction Support Agreements with respect to such obligations shall be deemed a breach of this Section 5.14 by Central.

        Section 5.15  Conveyance Taxes.   Holdings and Central shall
 cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Holdings shall pay any such taxes or fees imposed by any governmental entity, which become payable in connection with the transactions contemplated by this Agreement, on behalf of the respective shareholders of Holdings and Central.

        Section 5.16 Registration Rights Agreement. Central shall not amend the Registration Rights Agreement, or agree to give the Central Stockholders additional registration rights at any time that AEW or Apollo shall have registration rights under the Registration Rights Agreement, without the prior written consent of AEW and Apollo.

        Section 5.17 Restructuring Agreement. Central agrees to cause the parties to the Restructuring Agreement, dated as of the date hereof, by and among Edison Parking Management, L.P., Allright, AParkco, Inc., Allright Parking Management, Inc., AParkco Finance, Inc., Allright New York Parking, Inc., Edison Parking Corp., Park Fast Parking Management L.P. and Edison Leasing Management Company, LLC, which it shall directly or indirectly control at or following the Effective Time, to consummate the transactions contemplated therein.


                                 ARTICLE VI

                  CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, where permissible, waiver at or prior to the Effective Time, of each of the following conditions:

             (a) the Central Shareholder Approval shall have been obtained;

             (b) none of Holdings, Allright, Central or Central Sub shall be subject to any order, decree, ruling or other action of a court of competent jurisdiction which restrains, delays or otherwise prohibits the transactions contemplated by this Agreement;

             (c) the Form S-4 shall have become effective (reflecting pooling-of-interests accounting treatment) under the Securities Act prior to the mailing of the Proxy Statement by Central and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC;

             (d) the shares of Central Common Stock issuable to the Holdings' stockholders pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

             (e) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        Section 6.2 Conditions to the Obligations of Central to Effect the Merger. The obligations of Central and Central Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

             (a) The representations and warranties of Holdings set forth in this Agreement (without taking into account any qualifications as to materiality contained in such representations and warranties) shall be true and correct when made and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall be true and correct as of such date), and Holdings, Allright and the Subsidiaries shall have performed the obligations to be performed by each under this Agreement prior to the Closing Date, except where the failure to be so true and correct, and all failures to perform and comply with such obligations (without taking into account any qualifications as to materiality contained in such representations, warranties, covenants and agreements), does not and will not have, in the aggregate, a Holdings Material Adverse Effect. Any information delivered by Holdings to Central prior to the Effective Time for attachment to the schedules to bring down the representations and warranties contained herein on the Closing Date which supplements or updates any schedule previously delivered shall be used for determining if any representation or warranty set forth in this Agreement is true and correct on the Closing Date and for determining if Central had knowledge of a particular fact as of the Closing Date, in each case, for purposes of Central's ability to seek indemnification under Article VIII, provided that the supplemented or updated schedule shall not be used for determining if any representation or warranty set forth in this Agreement shall have been true on the date hereof, and provided further that the updating or supplementing of any schedule shall not limit Central's rights under
 Section 6.2(a) and Section 6.2(b) herein. The updating of any schedule shall not be deemed an admission by Holdings that it has breached any representation or warranty contained herein.

             (b) There shall not have occurred any Holdings Material Adverse Effect since the date of this Agreement.

             (c) Central shall have received a certificate to the effect that the conditions set forth in Section 6.2 (a) and 6.2(b) have been satisfied signed on behalf of Holdings by an officer of Holdings.

             (d) Central shall have received an opinion from KPMG Peat Marwick LLP, tax counsel to Central, in form and substance reasonably satisfactory to Central, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

                       (i)  no gain or loss will be recognized by
   Central, Holdings or Central Sub as a result of the Merger;

                       (ii) no gain or loss will be recognized by the stockholders of Holdings on the exchange of their Holdings Common Stock for Central Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Central Common Stock); and

                       (iii) the tax basis of the Central Common
   Stock received by shareholders who exchange their Holdings Common Stock for Central Common Stock in the Merger will be the same as the tax basis of Holdings Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

   In rendering such opinion, Central's counsel may require and rely upon representations and covenants including those contained in certificates of officers of Central, Central Sub, Holdings and others, including certificates substantially in the form of Exhibits A and B.

             (e) Central shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Holdings, in form and substance reasonably satisfactory to Central and its counsel.

             (f) Holdings shall have delivered to Central Allright's audited financial statements prepared in accordance with GAAP for the fiscal year ended June 30, 1998.

             (g) Holdings shall have provided to Central a letter from Arthur Andersen, stating their belief that Holdings qualifies as a "combining company" in accordance with the criteria set forth in paragraph 46 of Accounting Principles Board Opinion No. 16 ("APB 16") and has not violated the criteria set forth in paragraph Nos. 47c, 47d and 48c of APB 16 during the period extending from two years preceding the initiation date of the Merger and the Closing Date, and KPMG Peat Marwick LLP shall have delivered a letter to Central, stating their belief that there are no conditions which exist which would preclude Central from accounting for the Merger as a pooling-of-interests pursuant to APB 16, provided, that if KPMG Peat Marwick LLP does not provide such letter to Central, KPMG Peat Marwick LLP must deliver a letter to Central (and Central shall immediately deliver such letter to Holdings) stating its belief as to what condition exists which would preclude Central from accounting for the Merger as a pooling-of-interests pursuant to APB 16, and in such letter also state what facts, if any, have changed since the later of the date hereof and the date on which the Proxy Statement was mailed to Central's shareholders pursuant to
 Section 5.3 to cause KPMG Peat Marwick LLP to change its belief with respect to such issues and why, in its reasonable opinion, Central cannot take actions to cure such pooling issues.

             (h) AEW and Apollo shall have executed and delivered to Central the Noncompetition Agreement, substantially in the form of Exhibit C.

        Section 6.3 Conditions to the Obligations of Holdings to Effect the Merger. The obligations of Holdings to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

             (a) The representations and warranties of Central and Central Sub set forth in this Agreement (without taking into account any qualifications as to materiality contained in such representations and warranties) shall be true and correct when made and as of the Closing Date (except to the extent that any such representation and warranty had by its terms been made as of a specific date, in which case such representation and warranty shall be true and correct as of such date), and Central, Central Sub and the Central Subsidiaries shall have performed the obligations to be performed by each under this Agreement prior to the Closing Date, except where the failure to be so true and correct, and all failures to perform and comply with such obligations (without taking into account any qualifications as to materiality contained in such representations, warranties, covenants and agreements), does not and will not have, in the aggregate, a Central Material Adverse Effect. Any information delivered by Central to Holdings prior to the Effective Time for attachment to the schedules to bring down the representations and warranties contained herein on the Closing Date which supplements or updates any schedule previously delivered shall be used for determining if any representation or warranty set forth in this Agreement is true and correct on the Closing Date and for determining if Holdings had knowledge of a particular fact as of the Closing Date, in each case, for purposes of Holdings ability to seek indemnification under Article VIII, provided that the supplemented or updated schedule shall not be used for determining if any representation or warranty set forth in this Agreement shall have been true on the date hereof, and provided further that the updating or supplementing of any schedule shall not limit Holding's rights under
 Section 6.3(a) and Section 6.3(b) herein. The updating of any schedule shall not be deemed an admission by Central that its has breached any representation or warranty contained herein.

             (b) There shall not have occurred any Central Material Adverse Effect since the date of this Agreement.

             (c) Holdings shall have received a certificate to the effect that the conditions set forth in the foregoing clauses (a) and (b) have been satisfied signed on behalf of Central and Central Sub by an officer of Central and Central Sub, respectively.

             (d) Holdings shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Holdings, in form and substance reasonably satisfactory to Holdings, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
 Section 368(a) of the Code and that accordingly:

                       (i)  no gain or loss will be recognized by
   Central, Holdings or Central Sub as a result of the Merger;

                       (ii) no gain or loss will be recognized by the stockholders of Holdings on the exchange of their Holdings Common Stock for Central Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Central Common Stock); and

                       (iii) the tax basis of the Central Common
   Stock received by shareholders who exchange their Holdings Common Stock for Central Common Stock in the Merger will be the same as the tax basis of Holdings Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

   In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon representations and covenants including those contained in certificates of officers of Central, Central Sub, Holdings and others, including certificates substantially in the form of Exhibits A and B.

             (e) Allright shall have received an opinion from Harwell, Howard, Hyne, Gabbert & Manner, P.C., counsel to Central, in form and substance reasonably satisfactory to Holdings and its counsel.

             (f) Central shall have provided to Holdings a letter from KPMG Peat Marwick LLP, stating their belief that no condition exists which would preclude Central from accounting for the Merger as a pooling-of-interests pursuant to APB 16, and Arthur Andersen shall have delivered a letter to Holdings, stating their belief that Holdings qualifies as a "combining company" in accordance with the criteria set forth in paragraph 46 of APB 16 and has not violated the criteria set forth in paragraph Nos. 47c, 47d and 48c of APB 16 during the period extending from two years preceding the initiation date of the Merger and the Closing Date, provided, that if Arthur Andersen does not provide such letter to Holdings, Arthur Andersen must deliver a letter to Holdings (and Holdings shall immediately deliver such letter to Central) stating its belief as to why Holdings does not qualify as a "combining company" in accordance with the criteria set forth in paragraph 46 of APB 16 or its belief as to how Holdings has violated the criteria set forth in paragraph Nos. 47c, 47d and 48c of APB 16 during the period extending from two years preceding the initiation date of the Merger and the Closing Date, as the case may be, and in such letter also state what facts, if any, have changed since the later of the date hereof and the date on which the Proxy Statement was mailed to Central's shareholders pursuant to Section 5.3 to cause Arthur Andersen to change its belief with respect to such issues and why, in its reasonable opinion, Holdings cannot take actions to cure such pooling issues.


                                ARTICLE VII

                       TERMINATION; NON-CONSUMMATION

        Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

             (a)  by mutual agreement of all of the parties hereto;

             (b) by Holdings or Central upon notice given to the other in the event that the other shall, contrary to the terms of this Agreement, fail or refuse to consummate the transactions contemplated hereby or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, after affording such defaulting party a thirty-day period after notice in which to cure;

             (c) by Holdings or Central upon notice given to the other if the Closing shall not have taken place on or before 120 days after the date hereof (or such later date as Holdings and Central shall have agreed); provided that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination, and provided further that if the Closing has not taken place due solely to the fact that the waiting period under the HSR Act shall not have expired or been terminated, the 120 days referred to above may be extended at the option of either Holdings or Central for an additional 60 days, and, provided further that to the extent the SEC has not declared the Form S-4 effective on or before 120 days after the date hereof solely as a result of the fact that Holdings had not delivered to Central audited financial statements for the fiscal year ended June 30, 1998 prior to September 30, 1998, the 120 days shall be extended by the number of days after September 30, 1998 that such financial statements were delivered; or

             (d) by Holdings or Central upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final permanent order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

        Section 7.2  Effect of Termination, Non-Competition.

             (a) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become wholly void and of no further force and effect and, other than in the event of a termination pursuant to Section 7.1(b), there shall be no liability on the part of any of the parties hereto (except as set forth in this Section and Sections 5.9 and 9.4), or their respective officers or directors. In the event of the termination of this Agreement pursuant to Section 7.1(b), the terminating party shall be indemnified by the other party for any or all damages, costs and expenses sustained or incurred as a result of such termination. The obligations of the parties to this Agreement under Sections 5.4, 5.9, 9.4 and this Section shall survive any such termination. The terms of the Confidentiality Agreements between Central and Holdings, dated January 30, 1998 and May 19, 1998, shall survive according to the terms contained therein, notwithstanding the termination of this Agreement, provided that the terms of the Confidentiality Agreement may be enforced on behalf of Holdings and Allright by AEW and Apollo.

             (b) Central shall not use any of the information obtained with respect to Holdings, Allright or any Subsidiary or any landlord of a property leased or managed by Holdings, Allright or any Subsidiary to compete, directly or indirectly, with Holdings, Allright or any Subsidiary, whether with respect to customers, suppliers, employees or with regard to pricing, distribution or otherwise at any time after the date hereof until the Closing. In addition, for a period of time as set forth below in paragraph (c) below, Central agrees to refrain from, directly and indirectly, making any offer or proposal, or seeking or soliciting the opportunity, or responding to any solicitation, or entering into any agreement to, operate, acquire, lease or manage any parking facility which Allright or any Subsidiary operated, owned, leased or managed, or is subject to a binding agreement (provided, in the case of a parking facility subject to a binding agreement, only if such binding agreement was disclosed to Central) to do any of the foregoing, as of the date hereof or the date of termination of this Agreement, or encouraging any owner, lessor, partner or customer (or any of their respective affiliates) with respect to such parking facility to terminate (whether or not pursuant to an existing right of termination) or otherwise adversely modify its business relationship with Allright or any Subsidiary in any matter whatsoever. In addition, for the time period set forth below, Central will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Allright or any Subsidiary who was employed by Allright or any Subsidiary either on the date hereof or on the date of termination of this Agreement.

             (c) For purposes of paragraph (b), in the event the Merger is not consummated as a result of the conditions set forth in Sections 6.2 (a) (with respect to the bring-down of representations and warranties) or 6.2(b), not being satisfied, or upon a material breach of this Agreement by Central, the restrictions on Central's ability to compete shall be for a period of three years, and if the Merger is not consummated for any other reason, such restrictions shall be in effect for a period of eighteen months.


                                ARTICLE VIII

                SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

        Section 8.1  Survival of Representations, Warranties and
 Agreements. The representations, warranties and covenants of each of Holdings, Central and Central Sub made in this Agreement shall survive the Closing until the first anniversary of the Closing (the "Indemnity Period"), except for representations and warranties made in Section 3.8 (other than with respect to breaches of Section 3.8 arising from a fraudulent act or fraudulent omission committed by AEW, Apollo Holdings or Allright in connection with the preparation of the Financial Statements) and Section 3.16 (other than with respect to those properties not contained in the Law Report (as defined below)), which shall not survive the Closing. The aforementioned representations, warranties and covenants shall not, except as provided in Section 7.2 hereof, survive any termination of this Agreement. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against each of AEW, Apollo, Holdings, Central and Central Sub or any of its directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations, warranties or agreements contained in this Agreement after the Indemnity Period or, except as provided in Section 7.2 hereof, any termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 5.6, 5.10, 5.11, 5.13 and 5.15 hereof.

        Section 8.2  Agreement to Indemnify by AEW and Apollo.

             (a) Subject to the terms and conditions set forth herein, from and after the Closing, AEW and Apollo shall indemnify and hold harmless Central, the Surviving Corporation and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "Central Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, but excluding any such claims, losses or damages related to breaches of representations and warranties contained in Section 3.8 (other than with respect to breaches of Section 3.8 arising from a fraudulent act or fraudulent omission committed by AEW, Apollo, Holdings or Allright in connection with the preparation of the Financial Statements) and Section
 3.16 hereof (other than with respect to properties not contained in the Law Report)) (collectively, "Central Damages") asserted against or incurred by any Central Indemnitee as a result of or arising out of a breach of any representation, warranty or covenant contained in this Agreement (excluding representations and warranties contained in Section 3.8 (other than with respect to breaches of Section 3.8 arising from a fraudulent act or fraudulent omission committed by AEW, Apollo, Holdings or Allright in connection with the preparation of the Financial Statements) and Section
 3.16 hereof (other than with respect to properties not contained in the Law Report), and excluding any breaches of representations and warranties with respect to matters for which Central or its representatives had knowledge (based on reasonable information) prior to the date hereof), without consideration of materiality standards contained in the representations and warranties, when made or at and as of the Closing as though such representation or warranty was made at and as of the Closing. Notwithstanding the foregoing, AEW and Apollo shall not be liable for any breaches of representations and warranties resulting in Central Damages if Central or its representatives had knowledge of such breaches (based on reasonable information) at the Closing Date.

             (b) The obligations of AEW and Apollo to indemnify the Central Indemnitees pursuant to Section 8.2(a) hereof with respect to a breach of a representation, warranty or covenant contained in this Agreement, excluding representations and warranties contained in Section
 3.8 (other than with respect to breaches of Section 3.8 arising from a fraudulent act or fraudulent omission committed by AEW, Apollo, Holdings or Allright in connection with the preparation of the Financial Statements) and Section 3.16 hereof (other than with respect to properties not contained in the Law Report), are subject to the following limitations:

                       (i) No indemnification shall be made by AEW or Apollo unless the aggregate amount of Central Damages exceeds $4,000,000, and then only for the amount by which the Central Damages exceed $4,000,000. Each of Apollo and AEW shall be liable for 50% of all Central Damages in excess of $4,000,000, in the aggregate, and not exceeding $34,000,000, in the aggregate; provided, however, that AEW or Apollo shall not be liable for the obligations of the other under this Section 8.2(b)(i).

                       (ii) AEW and Apollo shall be obligated to indemnify the Central Indemnitees only for those claims giving rise to Central Damages as to which the Central Indemnitees have given each of AEW and Apollo written notice thereof prior to the end of the Indemnity Period. Any written notice delivered by a Central Indemnitee to AEW and Apollo with respect to Central Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for such Central Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

                       (iii) The sole remedy for any Excess Severance shall be an adjustment to the Equity Purchase Price as set forth in
   Section 2.6(b), and the Central Indemnitees shall not be entitled to indemnification hereunder for any Central Damages arising from any such increase in aggregate severance exposure.

        Section 8.3  Agreement to Indemnify by Central.

             (a) Subject to the terms and conditions set forth herein, from and after the Closing, Central shall indemnify and hold harmless the stockholders of Holdings as of the Closing (and, in the case where such stockholders are not natural persons, their respective directors, officers, employees, affiliates, controlling persons, agents and representatives) and their permitted successors and assigns (collectively, the "Holdings Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Holdings Damages") asserted against or incurred by any Holdings Indemnitee as a result of or arising out of a breach of any representation, warranty or covenant contained in this Agreement (excluding any breaches of representations and warranties with respect to matters for which Holdings or its representatives had knowledge (based on reasonable information) prior to the date hereof), without consideration of materiality standards contained in the representations and warranties, when made or at and as of the Closing as though such representation or warranty was made at and as of the Closing. Notwithstanding the foregoing, Central shall not be liable for any breaches of representations and warranties resulting in Holdings Damages if Holdings had knowledge of such breaches (based on reasonable information) at the Closing Date.

             (b) The obligations of Central to indemnify the Holdings Indemnitees pursuant to Section 8.3(a) hereof with respect to a breach of a representation or warranty contained in this Agreement are subject to the following limitations:

                       (i) No indemnification shall be made by Central unless the aggregate amount of Holdings Damages exceeds $4,000,000, and then only for the amount by which the Holdings Damages exceed $4,000,000 and do not exceed $34,000,000, in the aggregate.

                       (ii) Central shall be obligated to indemnify the Holdings Indemnitees only for those claims giving rise to Holdings Damages as to which the Holdings Indemnitees have given Central written notice thereof prior to the end of the Indemnity Period. Any written notice delivered by a Holdings Indemnitee to Central with respect to Holdings Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for such Holdings Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

        Section 8.4  Indemnification - Environmental Matters.

             (a) Subject to the terms and conditions set forth herein, from and after the Closing, AEW and Apollo shall indemnify and hold harmless the Central Indemnitees from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, but excluding the Central Damages) (collectively, the "Environmental Damages" and, together with the Central Damages, the "Damages") asserted against or incurred by any Central Indemnitee solely with respect to those matters contained in the report of Law Engineering & Environmental Services, Inc., dated July 19, 1996 (the "Law Report") previously furnished to Central and set forth on Schedule 8.4. The obligations of AEW and Apollo under this Section 8.4(a) shall terminate upon the thirty month anniversary of the Closing (the "Environmental Indemnity Period").

             (b) The obligations of AEW and Apollo to indemnify the Central Indemnitees pursuant to clause (i) of Section 8.4(a) are subject to the following limitations:

                       (i) With respect to each individual property, each of Apollo and AEW shall be liable up to a maximum of 25% of all Environmental Damages (the remaining 50% shall be the sole liability and responsibility of Central) described in the Law Report under the column entitled "nominal cost" for that property, and in no event shall either be liable for over $5,000,000, in the aggregate, for all properties. In no event shall AEW or Apollo be liable for the obligations of the other or Central under this Section 8.4(b)(i).

                       (ii) AEW and Apollo shall be obligated to indemnify the Central Indemnitees only for those claims giving rise to Environmental Damages as to which the Central Indemnitees have given each of AEW and Apollo written notice thereof prior to the end of the Environmental Indemnity Period. Any written notice delivered by a Central Indemnitee to AEW and Apollo with respect to Environmental Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for such Environmental Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

                       (iii) No indemnification shall be made by AEW or Apollo for environmental clean up costs incurred with respect to a particular property to the extent such clean up costs are not (i) required to be incurred by the Central Indemnitees by a federal, state or local governmental or regulatory agency or (ii) incurred by the Central Indemnities in connection with the sale or refinancing of such property to the extent required by the buyer or the lender thereto, as the case may be.

        Section 8.5 Procedures. The obligations of the indemnifying parties under this Article VIII to indemnify the indemnified parties with respect to Damages or Holdings Damages, as the case may be, resulting from the assertion of liability by third parties (a "Claim"), will be subject to the following terms and conditions:

             (a) An indemnitee against whom any Claim is asserted will give the indemnifying party or parties, as the case may be, written notice of any such Claim promptly after learning of such Claim, and each indemnifying party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the obligations of the indemnifying party or parties, as the case may be, under this Article VIII except to the extent an indemnifying party is materially prejudiced by such failure to give prompt notice. If an indemnifying party within 30 days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the indemnitee against whom such Claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying party or parties, as the case may be, subject to the right of each indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof. In connection with the handling and disposition of any Claim, the parties agree to use their reasonable best efforts to cooperate and consult with each other to the extent practicable in order to mitigate any Holdings Damages, Environmental Damages or Central Damages which may arise from any such Claim.

             (b) Anything in this Section 8.5 to the contrary notwithstanding, no indemnitee shall enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnifying party or parties, as the case may be, of a written release from all liability in respect of such action, suit or proceeding and (ii) without the prior written consent of the indemnifying party or parties, as the case may be, which consent shall not be unreasonably withheld or delayed.

             (c) All obligations for indemnification incurred by each of the indemnifying party or parties, as the case may be, under this Article VIII may be satisfied, in the sole discretion of the indemnifying party or parties, as the case may be, by the payment of Central Common Stock in lieu of cash, provided, however, that Central shall satisfy any such obligation only through a payment of Central Common Stock to the extent required in order to qualify the Merger as a pooling of interests transaction under APB
 16. For purposes of this subsection, the value of a share of Central Common Stock delivered in lieu of cash under this clause shall be deemed to equal the closing sale price per share of Central Common Stock on the NYSE on the Closing Date.

             (d) The amount of Damages and Holdings Damages for which indemnification is provided under this Article VIII herein shall be net of
 (i) any amounts recovered by the appropriate indemnitee under insurance policies with respect to such Damages or Holdings Damages, (ii) any balance sheet reserves with respect to such Damages or Holdings Damages to the extent accounted for on the balance sheet delivered in connection with the Working Capital Adjustment, and (iii) any amounts recovered by the appropriate indemnitee pursuant to third party indemnification agreements; provided that in the case of (i) and (iii) above, the indemnitee must first seek recovery from such insurance carrier or third party, as the case may be, prior to seeking indemnification from an indemnifying party hereunder; provided, further, that the indemnitee shall not adversely modify, reduce coverage or terminate any existing insurance policy or third party indemnification agreement prior to the expiration of the Indemnity Period or, with respect to environmental insurance policies and third party indemnification agreements relating to matters set forth in Section 8.4, if any, the Environmental Indemnity Period.

        Section 8.6 Sharing of Purchase Claim Costs. Subject to the terms and conditions set forth herein, AEW, Apollo and Central agree, with respect to the partnership listed on Schedule 3.20 numbered "5" (the "Partnership"), that if the other partners of the Partnership shall assert the right (the "Purchase Claim") to purchase the entire interest of the Allright subsidiary which is a partner (the "Allright Partner") in the Partnership, then Central, AEW and Apollo shall jointly make determinations regarding the defense or other disposition of the Purchase Claim, including the terms of any disposition of the Allright Partner pursuant to the Purchase Claim, and shall share in any Purchase Claim Costs (as defined below) as follows: (i) each of AEW and Apollo shall be liable for 25% of the first $4,000,000 in Purchase Claim Costs up to a maximum obligation by each of $1,000,000 and 0% of any Purchase Claim Costs beyond $4,000,000; and (ii) Central shall be liable for 50% of the first $4,000,000 in Purchase Claim Costs and 100% of any Purchase Claim Costs beyond $4,000,000. For purposes of this Section 8.6, "Purchase Claim Costs" shall include the difference, if any, between (i) $2,288,960, and (ii) the purchase price paid by such remaining partner for the entire interest of the Allright Partner, determined in accordance with the provisions of the Partnership Agreement of the Partnership (the "Partnership Agreement") plus any documented out-of -pocket costs of Central, AEW and Apollo in responding to the Purchase Claim. Purchase Claim Costs shall not constitute Central Damages for any purposes under this Agreement.


                                 ARTICLE IX

                               MISCELLANEOUS

        Section 9.1 Schedules. All references to Schedules are to the Disclosure Schedule exchanged among the parties to this Agreement. Disclosures included in any Schedule shall, to the extent clear from the context, be considered to be made for purposes of all Schedules, to the extent that such Schedules are intended to contain the same subject matter and be used in the same context. Inclusion of any matter in any Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule.

        Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by telex or telegram or mailed by registered or certified mail (returned receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Holdings, to:

             Apollo Real Estate Investment Fund II, L.P.
             1301 Avenue of the Americas
             New York, New York  10019
             Attn:  William S. Benjamin

             AEW Partners, L.P.
             225 Franklin Street
             Boston, Massachusetts  02110
             Attn:  Marc Davidson

        with copy to:

             Skadden, Arps, Slate, Meagher & Flom LLP
             919 Third Avenue
             New York, New York  10022
             Attn:  Randall H. Doud

        and to:

             Goodwin, Procter & Hoar
             Exchange Place
             Boston, Massachusetts  02109
             Attn:  Laura Hodges Taylor

        If to Central or Central Sub, to:

             Central Parking Corporation
             2401 21st Avenue South
             Nashville, Tennessee  37212
             Attn:  Monroe J. Carell, Jr.

        with copy to:

             Harwell Howard Hyne Gabbert & Manner, P.C.
             1800 First American Center
             315 Deaderick Street
             Nashville, Tennessee  37238
             Attn:  Mark Manner

        Section 9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.4 Brokers and Financial Advisors. Central represents and warrants that, except for The Blackstone Group, L.P. (for whose fees and expenses Central is solely responsible and against whose fees and expenses Central hereby indemnifies Holdings), no person is entitled to any brokerage or finder's fee, financial advisory fee or other payment from Central or any of its affiliates based on agreements, arrangements or undertakings made by Central in connection with the transactions contemplated hereby. Holdings represents and warrants that, except for Bear, Stearns & Co. (for whose fees and expenses Central is responsible for to the extent set forth in Section 5.9 and Central hereby indemnifies Holdings with respect to such fees to such extent and, if Central is not responsible for such fees and expenses under Section 5.9, Holdings hereby indemnifies Central with respect to such fees and expenses), no person is entitled to any brokerage or finder's fee, financial advisory fee or other payment from Holdings or any of its affiliates based on agreements, arrangements or undertakings made by Holdings or any of its affiliates in connection with the transactions contemplated hereby.

        Section 9.5 Amendment. This Agreement and the Schedules hereto may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

        Section 9.6 Extension; Waiver. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of any of the other parties hereto, (b) waive any inaccuracy in the representations and warranties of any of the other parties hereto contained herein or in any Schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any of the other parties hereto or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

        Section 9.7 Entire Agreement. This Agreement (including the Schedules, documents and instruments referred to herein) and the Confidentiality Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

        Section 9.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any attempted assignment shall be void.

        Section 9.9 Governing Law; Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware. Any dispute arising in connection with this Agreement and any claim arising hereunder may be brought in the courts of the State of Delaware, or in any federal court within the State of Delaware, and by execution of this Agreement, each of the parties accepts the jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents shall not constitute general consents to the service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights to any person other than the respective parties to this Agreement. Nothing herein shall affect the right of either party hereto to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction.

        Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute a single agreement.

        Section 9.11 Joint and Several Liability. Any obligation of AEW and Apollo arising hereunder shall be considered several, but not joint, obligations of such parties.

             IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the authorized officers of the parties hereto on the date first above written.


                       CENTRAL PARKING CORPORATION


                            By:    /s/ Monroe J. Carell, Jr.
                                   -------------------------------
                            Name:   Monroe J. Carell, Jr.
                            Title:  Chief Executive Officer

                       CENTRAL MERGER SUB, INC.


                            By:    /s/ Monroe J. Carell, Jr.
                                   --------------------------------
                            Name:   Monroe J. Carell, Jr.
                            Title:  Chief Executive Officer

                       ALLRIGHT HOLDINGS, INC.


                            By:    /s/ William S. Benjamin
                                   --------------------------------
                            Name:   William S. Benjamin
                            Title:  President

                     APOLLO REAL ESTATE INVESTMENT FUND II, L.P. (with respect to Article VIII, Article IX and Sections 2.6(d), 3.2 and 3.4 only)

                            By: Apollo Real Estate Advisors II, L.P., its managing general partner

                            By: Apollo Real Estate Capital Advisors II, Inc., its general partner


                            By:  /s/ William S. Benjamin
                                 ----------------------------------
                            Name:   William S. Benjamin
                            Title:  Vice President

                     AEW PARTNERS, L.P.
                     (with respect to Article VIII, Article IX and Sections 2.6(d), 3.2 and 3.4 only)

                            By:   AEW/L.P., its general partner

                            By:   AEW, Inc., its general partner

                            By:   /s/ Marc L. Davidson
                                  -----------------------------
                            Name:  Marc L. Davidson
                            Title: Vice President


                                                                 EXHIBIT  A


                       [CENTRAL PARKING CORPORATION]



                                                       ______________, 1998


 Skadden, Arps, Slate, Meagher & Flom LLP
 919 Third Avenue
 New York, New York 10022

 KPMG Peat Marwick LLP
 1900 Nashville City Center
 Nashville, Tennessee 37219

 Ladies and Gentlemen:

           You have been requested to render an opinion (the "Opinion") regarding certain United States Federal income tax consequences of the merger (the "Merger") of Central Merger Sub, Inc. ("Central Sub"), a Delaware corporation and wholly owned subsidiary of Central Parking Corporation ("Central"), a Tennessee corporation, with and into Allright Holdings, Inc. ("Holdings"), a Delaware corporation, with Holdings continuing as the surviving corporation, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of _____, 1998 between Central, Central Sub and Holdings. Capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement.

           In connection with the Merger, and recognizing that you will rely upon this certificate in rendering the Opinion, the undersigned, an officer of Central, after due inquiry and investigation, hereby certifies that, as of the date herein:

           1. The facts relating to the Merger, which facts are described in the Proxy Statement relating to the Merger dated ___________, 1998, insofar as such facts pertain to Central and Central Sub, are true, correct and complete in all material respects, and insofar as such facts pertain to Holdings, the undersigned has no reason to believe that such facts are not true, correct and complete in all material respects.

           2. The Merger will be consummated in compliance with the terms and conditions of the Merger Agreement and as described in the Proxy Statement, and none of the terms and conditions contained in the Merger Agreement have been waived or modified.

           3. The aggregate fair market value of the Central Common Stock (including any cash provided in lieu of fractional shares of Central Common Stock) received by holders of Holdings Common Stock in the Merger, will be approximately equal to the fair market value of the Holdings Common Stock surrendered in exchange therefor, as determined by arm's-length negotiations between the managements of Central and Holdings.

           4. Following the Merger, Central will cause Holdings to hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, and at least 90 percent of the fair market value of Central Sub's net assets and at least 70 percent of the fair market value of Central Sub's gross assets, held immediately prior to the Effective Time. For purposes of this representation, amounts paid by Holdings or Central Sub to shareholders who receive cash or other property pursuant to the Merger, amounts paid by Holdings or Central Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Holdings or Central Sub immediately preceding the Effective Time will be included as assets of Holdings or Central Sub, respectively, immediately prior to the Effective Time.

           5. Prior to the Effective Time, Central will be in control of Central Sub within the meaning of Section 368(c) of the Code. At no time prior to the Effective Time has Central Sub conducted or will Central Sub conduct any business activities or operations of any kind.

           6. Central has no plan or intention to cause Holdings to issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire Holdings stock) that would (or if exercised would) result in Central losing control of Holdings within the meaning of Section 368(c) of the Code.

           7. Except for cash paid in lieu of fractional share interests of Central Common Stock pursuant to the Merger, neither Central nor anyone related to Central within the meaning of Treasury Regulation Section 1.368-1(e)(3) has any plan or intention to purchase, redeem or otherwise reacquire any of the shares of Central Common Stock issued in the Merger, other than through a stock purchase program meeting the requirements of
 Section 4.05(1)(b) of Revenue Procedure 96-30. Any existing stock repurchase plan will not be modified in connection with the Merger.

           8. Central has no plan or intention to liquidate Holdings; to merge Holdings with and into another entity; to sell or otherwise dispose of any of the stock of Holdings; to contribute the stock of Holdings to any other entity; or to cause Holdings to sell or otherwise dispose of any of its assets or any of the assets of Central Sub acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code, in which case the foregoing representations shall be deemed to apply to any transferee.

           9. Central Sub will have no liabilities assumed by Holdings, and will not transfer to Holdings any assets subject to liabilities, in the transaction.

           10. Following the Merger, Central will cause Holdings to continue its historic business or use a significant portion of its historic business assets in a business.

           11. Except as provided in the Merger Agreement, each of Central and Central Sub will pay their respective expenses, if any, incurred in connection with the Merger.

           12. There is no intercorporate indebtedness existing between Central and Holdings, or between Central Sub and Holdings, that was issued, acquired or will be settled at a discount.

           13. In the Merger, shares of Holdings stock representing control of Holdings, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Central, except with respect to cash received in lieu of fractional shares pursuant to the Merger.

           14. Neither Central nor Central Sub (nor any other subsidiary of Central) owns, directly or indirectly, or has owned during the past five years, directly or indirectly, any stock of Holdings.

           15. Neither Central nor Central Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

           16. The payment of cash in lieu of fractional shares of Central Common Stock is solely for the purpose of avoiding the expense and inconvenience to Central of issuing fractional shares and does not represent separately bargained for consideration. Except for any case in which a Holdings shareholder holds beneficial interests in shares of Holdings Common Stock through more than one brokerage account and such multiple accounts cannot be aggregated, either because the beneficial interests cannot be identified or it would be impracticable to do so, the fractional share interests of each Holdings shareholder will be aggregated, and no Holdings shareholder will receive cash in an amount equal to or greater than the value of one full share of Central Common Stock.

           17. None of the compensation received by any shareholder-employees of Holdings attributable to periods after the Effective Time represents separate consideration for, or is allocable to, any of their Holdings Common Stock. None of the Central Common Stock that will be received by any of the Holdings shareholders who are or will be employees of Holdings, Central Sub or Central represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees of Holdings after the Effective Time will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

           18. Central will pay or assume only those expenses of Holdings that are solely and directly related to the Merger as contemplated by the Merger Agreement.

           19. Notwithstanding Section 8.5(c) of the Merger Agreement, which gives Central the discretion, under certain circumstances, to satisfy any indemnification obligation with cash or shares of Central Common Stock, Central will not satisfy any such indemnification obligation with cash that is in excess of the amount of cash permitted to be received pursuant to
 Section 368(a)(2)(E) of the Code.

           20. None of the consideration paid by Central pursuant to the Merger will be allocated to the Noncompetition Agreement.

           The undersigned will promptly notify Skadden, Arps, Slate, Meagher & Flom LLP and KPMG Peat Marwick LLP if any of the above representations or covenants cease to be accurate and complete.


                     CENTRAL PARKING CORPORATION

                     By:_______________________

                     Name:_____________________

                     Title:______________________


                                                                  EXHIBIT B


                         [ALLRIGHT HOLDINGS, INC.]



                                                       ______________, 1998


 Skadden, Arps, Slate, Meagher & Flom LLP
 919 Third Avenue
 New York, New York 10022

 KPMG Peat Marwick LLP
 1900 Nashville City Center
 Nashville, Tennessee 37219

 Ladies and Gentlemen:

           You have been requested to render an opinion (the "Opinion") regarding certain United States Federal income tax consequences of the merger (the "Merger") of Central Merger Sub, Inc. ("Central Sub"), a Delaware corporation and wholly owned subsidiary of Central Parking Corporation ("Central"), a Tennessee corporation, with and into Allright Holdings, Inc. ("Holdings"), a Delaware corporation, with Holdings continuing as the surviving corporation, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of _________, 1998 among Central, Central Sub and Holdings. Capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement.

           In connection with the Merger, and recognizing that you will rely upon this certificate in rendering the Opinion, the undersigned, an officer of Holdings, after due inquiry and investigation, hereby certifies that, as of the date herein:

           1. The facts relating to the Merger, which facts are described in the Proxy Statement relating to the Merger dated ___________, 1998, insofar as such facts pertain to Holdings, are true, correct and complete in all material respects, and insofar as such facts pertain to Central and Central Sub, the undersigned has no reason to believe that such facts are not true, correct and complete in all material respects.

           2. The Merger will be consummated in compliance with the terms and conditions of the Merger Agreement and as described in the Proxy Statement, and none of the terms and conditions contained in the Merger Agreement have been waived or modified.

           3. The aggregate fair market value of the Central Common Stock, (including any cash provided in lieu of fractional shares of Central Common Stock) received by holders of Holdings Common Stock in the Merger, will be approximately equal to the fair market value of the Holdings Common Stock surrendered in exchange therefor, as determined by arm's-length negotiations between the managements of Central and Holdings.

           4. Neither Holdings nor any corporation related to Holdings has redeemed or otherwise acquired or has any present plan or intention to redeem or otherwise acquire any Holdings Common Stock in anticipation of the Merger, or otherwise as part of a plan of which the Merger is a part. Neither Holdings nor any corporation related to Holdings has made or has any present plan or intention to make any extraordinary distributions with respect to Holdings Common Stock. To the best knowledge of the management of Holdings, neither Central nor any corporation related to Central (as defined in Regulations Section 1.368-1(e)(3)) has a present plan or intention to purchase Holdings Common Stock or any Central Common Stock.

           5. At the time of the Merger, Holdings will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by Holdings to shareholders who receive cash or other property pursuant to the Merger, amounts paid by Holdings to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Holdings immediately preceding the Effective Time will be included as assets of Holdings immediately prior to the Effective Time.

           6. Holdings has no plan or intention to issue additional shares of its stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire Holdings stock) that would (or if exercised would) result in Central losing control of Holdings within the meaning of Section 368(c) of the Code.

           7. Except as provided in the Merger Agreement, each of Holdings and its shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

           8. There is no intercorporate indebtedness existing between Central and Holdings, or between Central Sub and Holdings, that was issued, acquired or will be settled at a discount.

           9. In the Merger, shares of Holdings stock representing control of Holdings, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of Central, except with respect to cash received in lieu of fractional shares pursuant to the Merger.

           10. Holdings is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

           11. On the date of the Merger, the fair market value of the assets of Holdings will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

           12. Prior to and in connection with the Merger, Holdings will not make an extraordinary distribution within the meaning of Temporary Regulations Section 1.368-1T(e)(1)(ii)(A).

           13. Holdings is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

           14. The payment of cash in lieu of fractional shares of Central Common Stock is solely for the purpose of avoiding the expense and inconvenience to Central of issuing fractional shares and does not represent separately bargained for consideration. Except for any case in which a Holdings shareholder holds beneficial interests in shares of Holdings Common Stock through more than one brokerage account and such multiple accounts cannot be aggregated, either because the beneficial interests cannot be identified or it would be impracticable to do so, the fractional share interests of each Holdings shareholder will be aggregated, and no Holdings shareholder will receive cash in an amount equal to or greater than the value of one full share of Central Common Stock.

           15. None of the compensation received by any shareholder-employees of Holdings attributable to periods on or prior to the Effective Time represents separate consideration for, or is allocable to, any of their Holdings Common Stock. None of the Central Common Stock that will be received by any of the Holdings shareholders who are or will be employees of Holdings, Central Sub or Central represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees of Holdings on or prior to the Effective Time will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                The undersigned will promptly notify Skadden, Arps, Slate, Meagher & Flom LLP and KPMG Peat Marwick LLP if any of the above representations or covenants cease to be accurate and complete.




                     ALLRIGHT HOLDINGS, INC.

                     By:_________________________

                     Name:______________________

                     Title:_______________________


                                                                  EXHIBIT C



                          NONCOMPETITION AGREEMENT

      This NONCOMPETITION AGREEMENT (the "AGREEMENT") is made and entered into this 19th day of March, 1999, by and between CENTRAL PARKING CORPORATION, a Tennessee corporation ("CENTRAL") and APOLLO REAL ESTATE INVESTMENT FUND II, L.P. ("APOLLO"), a Delaware limited partnership and AEW PARTNERS, L.P. ("AEW"), a Delaware limited partnership (collectively, "SHAREHOLDERS" and individually, a "SHAREHOLDER") and certain related funds.

                              R E C I T A L S:

      WHEREAS, Shareholders have been shareholders of Allright Holdings, Inc., a Delaware corporation (the "CORPORATION"), and have been involved in the management of Shareholders' business interests related to the parking industry;

      WHEREAS, Central Merger Sub, Inc., a corporation and wholly-owned subsidiary of Central ("Central Sub"), pursuant to that certain Agreement and Plan of Merger dated as of September 21, 1998 (the "MERGER AGREEMENT"), has merged with and into Corporation, with Corporation being the surviving entity;

      WHEREAS, Shareholders and the other signatories hereto have agreed, as an inducement to Central to enter into the Merger Agreement, that Shareholders and such other parties would enter into a Noncompetition Agreement with Central on terms reasonably acceptable to Central.

                                 AGREEMENT

      In consideration of the mutual agreements, covenants, terms, and conditions contained in the Merger Agreement and the consideration paid to the Shareholders as described in the Merger Agreement, the parties agree as follows:

      1. PARTIES BOUND. The provisions of the Noncompetition Agreement shall be binding upon the Shareholders and the Related Parties, as hereinafter defined. As used herein, "Related Parties" shall mean, with respect to Apollo, all of the "real estate investment opportunity funds" now existing or hereafter created, either (i) managed or advised by Apollo Real Estate Advisors, L.P., Apollo Real Estate Advisors, II, L.P., Apollo Real Estate Advisors, III, L.P., or a successor or affiliated entity thereto, in each case serving as general partner, and (ii) any other affiliated fund as to which William J. Benjamin serves in an portfolio oversight capacity; and, with respect to AEW, all of the "high yield private equity real estate opportunity funds" now existing or hereafter created either (x) managed or advised by AEW Capital Management, L.P. ("AEW Capital"), or (y) of which AEW Capital or an entity controlled by it serves as general partner (currently, the Shareholder, AEW Partners II, L.P. and AEW Partners III, L.P.), and any other AEW fund for which Thomas H. Nolan or Marc L. Davidson serves as portfolio manager or otherwise exercises investment discretion. All obligations and responsibilities arising out of this Agreement shall be several, but not joint, obligations of Apollo and its Related Parties on the one hand and AEW and its Related Parties on the other. For purposes hereof, the term "Related Party" does not include any portfolio investment entities in which a Shareholder has a beneficial or pecuniary interest or any third party which may have voting, economic or contractual relationships with a Shareholder as a partner of such Shareholder, a partner with a Shareholder in a portfolio investment or otherwise and over which a Shareholder does not have actual investment or dispositive power. Furthermore, with respect to the foregoing, Central understands and agrees that affiliates of the Shareholders are engaged in the business of making and managing investments and investor capital and that such affiliates (other than the aforementioned real estate focused investment funds) shall not be subject to any of the restrictions contemplated by this Agreement.

      2.    NONCOMPETITION.

            a. COVENANT. Within the Prohibited Area, as defined in Section
c. below, Shareholders and Related Parties agree that they shall not directly or indirectly own a controlling interest in, manage or control any business or person competing with Central and/or its subsidiaries, including the Corporation and its subsidiaries. For purposes of this subsection, a business or person shall only be deemed to be "competing" if it is engaged in the ownership, operation or management of parking facilities, on-street parking management and enforcement, toll road collections, red light enforcement, parking consultation, shuttle operation, and valet parking operation (the "Business").

            b. DURATION OF NONCOMPETITION COVENANT. The noncompetition covenant reflected in the immediately preceding paragraph above shall expire with respect to a Shareholder and its Related Parties, six (6) months after such Shareholder's designee no longer serves on Central's Board of Directors (such period herein the "RESTRICTED PERIOD").

            c. PROHIBITED AREA. The term "Prohibited Area" shall mean the entire world.

            d. PERMITTED INVESTMENTS. Notwithstanding any of the foregoing, nothing in this Agreement shall prohibit Shareholders or the Related Parties from (i) making investments in an entity which is engaged in the Business, provided that gross revenues from operations in the Business do not exceed ten million dollars per annum, (ii) acquiring real estate which includes integrated parking facilities or acquiring (not itself operating or managing) stand alone parking facilities, (iii) retaining any investment existing on the date hereof or (iv) selling, recapitalizing, reorganizing, restructuring, retaining or increasing their investment in any existing investment or new investment made after the date hereof in compliance with this Agreement, provided that in the case of this subsection (iv) only, in the event any such change in an investment would give a Shareholder management of or a controlling interest in a competing entity as set forth in Section 2.a (except for any otherwise permitted by this subsection 2.d), the Shareholder's designees shall promptly notify Central of such change and upon request of Central shall resign from Central's Board of Directors, and in such event the Restricted Period for such Shareholder shall terminate upon such resignation (except with respect to those investments listed on Exhibit 2(d), for which the six month period following resignation shall continue to apply).

            e. USE OF CORPORATION NAME. Except as specifically agreed in writing by Central, the Shareholders and Related Parties agree that, during the Restricted Period or thereafter, they will not in any manner in connection with the Business use, or permit any employee, or at such Shareholder's direction, agent or representative, to use, the names "Allright", "Edison", "National", "Central Parking", "Central", or any derivation thereof or any other names currently or previously used (upon notice by Central, in the case of those not currently in use) by Corporation or Central or their subsidiaries; provided however, that the Shareholders and Related Parties and their employees, agents and representatives shall not be prohibited from disclosing the existence or nature of the Shareholders' investment in Central, or the participation on Central's Board of Directors of such Shareholders' representatives, subject to restrictions imposed by applicable law.

      3. NONSOLICITATION. During a parties' respective Restricted Period and for a period of eighteen months (six (6) if not in connection with a resignation from Central's Board of Directors as described in Section 2.d(iv)) thereafter, Shareholders and Related Parties shall not, directly or indirectly, solicit any person who is, at the time of such solicitation, an employee of Central or Corporation to be employed by or otherwise participate in the management or operation of any Business that is "competing" (as such term is defined in Section 2.a.) with Central or Corporation; provided, however, that in no event shall the Shareholders or Related Parties be prohibited from making any general solicitation or advertisement with respect to employment opportunities or otherwise or any similar general or public solicitation.

      4. CONFIDENTIALITY. Shareholders and Related Parties acknowledge that they have and may in the future obtain certain proprietary, confidential and non-public information respecting Central, Corporation and their respective businesses and affairs ("Confidential Information); it being understood that Confidential Information does not and shall not include (i) information that is or becomes publicly available through no fault of the Shareholder (except respecting information required to be disclosed by law), or (ii) information obtained or developed independent of the Confidential Information. During the Restricted Period and for a period of eighteen (six (6) if not in connection with a resignation from Central's Board of Directors as described in Section 2.d(iv)) months thereafter, Shareholders and Related Parties will not disclose to any person, firm, association, or governmental agency any Confidential Information except as required by law and will not use any of such information for their own benefit. All Confidential Information will remain the property of Central and Corporation and shall be destroyed or returned to Central and Corporation by a Shareholder upon the Shareholder's designee's resignation or removal from Central's Board of Directors.

      5. ADDITIONAL PROVISIONS REGARDING NONSOLICITATION, NONCOMPETITION AND CONFIDENTIALITY.

            a. REASONABLENESS. Shareholders and Related Parties acknowledge and agree that the duration, the scope, and the geographic area covered by Sections 2, 3 and 4 above are reasonable and necessary to protect Central and Corporation from competing efforts and that Shareholders' and Related Parties' agreement to abide by the terms thereof was necessary to induce Central and Corporation to enter into the Merger Agreement. Shareholders and Related Parties further acknowledge that execution of the Merger Agreement and the consideration provided for therein are sufficient consideration to Shareholders and Related Parties to agree to abide by the terms thereof.

                  If, however, it shall be judicially determined that any provision of Sections 2, 3 or 4 is unreasonably broad in any respect, such provision shall not be declared invalid, but rather shall be modified to the extent that it shall be determined to be reasonable and enforceable. The existence of any claim or cause of action of Shareholders or Related Parties against Central or Corporation, whether predicated on the Merger Agreement or otherwise, shall not constitute a defense to the enforcement of the provisions of Sections 2, 3 or 4.

            b. EQUITABLE RELIEF. Shareholders and Related Parties acknowledge and agree that a remedy at law will be inadequate for any breach by Shareholders and Related Parties of Sections 2, 3 or 4. Shareholders and Related Parties further agree that Central and/or Corporation shall be entitled to an injunction, both preliminary and final, and any other appropriate equitable relief to enforce its rights under such Sections. Such remedies shall be cumulative and non-exclusive, being in addition to any and all other remedies available to Central and/or Corporation at law and equity.

      6.    MISCELLANEOUS.

            a. NO WAIVER. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding, unless executed in writing by the party making the waiver.

            b. ATTORNEYS' FEES. In the event that an attorney is employed by a party hereto with regard to any legal action, arbitration, or other proceeding for the enforcement of this Agreement, the prevailing party in such proceeding, whether at trial or upon appeal, and in addition to any other relief to which it may be granted, shall be entitled to recover all costs, expenses, and a reasonable sum for attorneys' fees incurred in bringing such action, arbitration, or proceeding, and in enforcing any judgment granted therein, all of which costs, expenses, and attorneys' fees shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

            c. NO DISCLOSURE. The parties hereto agree that they will not, and will not permit any of their employees, agents or representatives to, disclose the existence or terms and provisions of this Agreement except if and to the extent required by applicable law; and each party making any such required disclosure agrees to cooperate reasonably with the others in ensuring that any such disclosure is acceptable to such other parties.

            d. NOTICES. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third (3rd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

            To Shareholders or Related Parties:

                  AEW Partners, L.P.
                  225 Franklin Street
                  Boston, Massachusetts 02110
                  Attention: Marc Davidson

                  Apollo Real Estate Investment Fund II, L.P.
                  Apollo Real Estate Management II, Inc.
                  1301 Avenue of the Americas
                  New York, New York 10019
                  Attention: William S. Benjamin

            with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attention: Randall H. Doud

                  Goodwin, Procter & Hoar, LLP
                  Exchange Place
                  Boston, Massachusetts  02109
                  Attention:  Laura Hodges Taylor

            To Central or Corporation:

                  Central Parking Corporation
                  2401 21st Avenue South
                  Nashville, Tennessee 37212
                  Attention: Monroe J. Carell

            with a copy to:

                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  315 Deaderick Street
                  1800 First American Center
                  Nashville, Tennessee 37238
                  Attention:  Mark Manner

      Each party may change its address indicated above by giving the other party written notice of the new address in the manner above set forth.

            e. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings between them or any of them as to such subject matter.

            f. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

            g. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            h. SECTION HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            i. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.



      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first-above written.

                               CENTRAL:

                               CENTRAL PARKING CORPORATION,
                               INC., a Tennessee corporation

                               By:___________________________
                                  Name:
                                  Title:


                               SHAREHOLDER :


                               APOLLO REAL ESTATE INVESTMENT FUND II,
                               L.P., a Delaware limited partnership

                               By: Apollo Real Estate Advisors II, L.P., its
                                   General Partner

                               By: Apollo Real Estate Capital Advisors II,
                                   Inc., its General Partner

                                   Name:__________________________________
                                   Title:


                               SHAREHOLDER :

                               AEW PARTNERS, L.P., a Delaware limited
                               partnership

                               By:____________________________________
                                  Name:
                                  Title:



                                EXHIBIT 2(D)

AAA Parking (Atlanta)
Ace Parking (San Diego)
American Parking System (San Juan)
American Parking (Tulsa/Santa Fe)
AMPCO System (Los Angeles)
APCOA Europe (Stuttgart)
APCOA/Standard (Chicago)
Car Park Services (Toronto)
CitiPark (San Francisco)
Classified Parking (Dallas)
Colonial Parking (Washington, D.C.)
Dennison Parking (Indianapolis)
Diamond Parking (Seattle)
Doggett Parking (Washington, D.C.)
Five Star (Los Angeles)
Garage Management Corp. (New York City)
Loop Parking (Minneapolis)
Mallah Parking (New York City)
Manhattan Parking Corp. (New York City)
Mile High Parking (Denver)
National Car Park (London)
Olympic Auto Park (Cincinnati)
Park N' Fly (Atlanta)
Park One (New Orleans)
Parking Company of America (Atlanta/Cincinnati)
Parking Concepts (Los Angeles)
Parkway Corp. (Philadelphia)
PMI (Washington, D.C.)
Quik Park (New York City)
Rapid Park (New York City)
Republic Parking (Chattanooga)
St. Louis Parking (St. Louis)
System Parking (Louisville)
United Parking (Atlanta)
USA Parking (Ft. Lauderdale)
VA Parking (Richmond)




                             TABLE OF CONTENTS

                                                                         Page
                                  ARTICLE I
                                 THE MERGER . . . . . . . . . . . . . .    2

 Section 1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . 2
 Section 1.2    Effective Time . . . . . . . . . . . . . . . . . . . . . . 2
 Section 1.3    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . 2
 Section 1.4    Certificate of Incorporation . . . . . . . . . . . . . . . 3
 Section 1.5    By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . 3
 Section 1.6    Directors and Officers . . . . . . . . . . . . . . . . . . 3

                                 ARTICLE II
                          CONVERSION OF SECURITIES  . . . . . . . . . .    3

 Section 2.1    Conversion of Securities . . . . . . . . . . . . . . . . . 3
 Section 2.2    Closing of Holdings Transfer Books . . . . . . . . . . . . 4
 Section 2.3    No Fractional Shares . . . . . . . . . . . . . . . . . . . 4
 Section 2.4    Certain Adjustments  . . . . . . . . . . . . . . . . . . . 4
 Section 2.5    Stock Options; Warrants  . . . . . . . . . . . . . . . . . 4
 Section 2.6    Calculation of Exchange Ratio  . . . . . . . . . . . . . . 6

                                ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF HOLDINGS . . . . . . .  9

 Section 3.1    Organization . . . . . . . . . . . . . . . . . . . . . .   9
 Section 3.2    Authority; Enforceability  . . . . . . . . . . . . . . . . 9
 Section 3.3    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . 9
 Section 3.4    Non-Contravention  . . . . . . . . . . . . . . . . . . .  10
 Section 3.5    Consents . . . . . . . . . . . . . . . . . . . . . . . .  10
 Section 3.6    Capital Stock  . . . . . . . . . . . . . . . . . . . . .  11
 Section 3.7    Organization and Qualification of Allright and the
                Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  11
 Section 3.8    Financial Statements . . . . . . . . . . . . . . . . . .  12
 Section 3.9    Undisclosed Liabilities  . . . . . . . . . . . . . . . .  12
 Section 3.10   Absence of Certain Changes or Events . . . . . . . . . .  12
 Section 3.11   Legal Proceedings  . . . . . . . . . . . . . . . . . . .  13
 Section 3.12   Employee Benefits  . . . . . . . . . . . . . . . . . . .  13
 Section 3.13   Properties, Contracts and Other Data . . . . . . . . . .  15
 Section 3.14   Certain Tax Matters  . . . . . . . . . . . . . . . . . .  16
 Section 3.15   Compliance with Laws . . . . . . . . . . . . . . . . . .  17
 Section 3.16   Environmental Laws . . . . . . . . . . . . . . . . . . .  18
 Section 3.17   Affiliate Transactions . . . . . . . . . . . . . . . . .  19
 Section 3.18   Labor and Employment Matters . . . . . . . . . . . . . .  19
 Section 3.19   Insurance  . . . . . . . . . . . . . . . . . . . . . . .  20
 Section 3.20   Certain Contracts  . . . . . . . . . . . . . . . . . . .  20
 Section 3.21   Accounting Matters . . . . . . . . . . . . . . . . . . .  20
 Section 3.22   No Implied Representation  . . . . . . . . . . . . . . .  20
 Section 3.23   Intellectual Property  . . . . . . . . . . . . . . . . .  21

                                 ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF
                           CENTRAL AND CENTRAL SUB . . . . . . . . . . .  21

 Section 4.1    Organization . . . . . . . . . . . . . . . . . . . . . .  21
 Section 4.2    Authority; Enforceability  . . . . . . . . . . . . . . .  21
 Section 4.3    Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  22
 Section 4.4    Non-Contravention  . . . . . . . . . . . . . . . . . . .  22
 Section 4.5    Consents . . . . . . . . . . . . . . . . . . . . . . . .  23
 Section 4.6    Capital Stock  . . . . . . . . . . . . . . . . . . . . .  23
 Section 4.7    Organization and Qualification of the Central
                Subsidiaries . . . . . . . . . . . . . . . . . . . . . .  24
 Section 4.8    SEC Reports  . . . . . . . . . . . . . . . . . . . . . .  24
 Section 4.9    Undisclosed Liabilities  . . . . . . . . . . . . . . . .  25
 Section 4.10   Absence of Certain Changes or Events . . . . . . . . . .  25
 Section 4.11   Legal Proceedings  . . . . . . . . . . . . . . . . . . .  25
 Section 4.12   Employee Benefits  . . . . . . . . . . . . . . . . . . .  26
 Section 4.13   Properties, Contracts and Other Data . . . . . . . . . .  28
 Section 4.14   Certain Tax Matters  . . . . . . . . . . . . . . . . . .  29
 Section 4.15   Compliance with Laws . . . . . . . . . . . . . . . . . .  30
 Section 4.16   Environmental Laws . . . . . . . . . . . . . . . . . . .  31
 Section 4.17   Affiliate Transactions . . . . . . . . . . . . . . . . .  32
 Section 4.18   Labor and Employment Matters . . . . . . . . . . . . . .  32
 Section 4.19   Insurance  . . . . . . . . . . . . . . . . . . . . . . .  32
 Section 4.20   Certain Contracts  . . . . . . . . . . . . . . . . . . .  33
 Section 4.21   Accounting Matters . . . . . . . . . . . . . . . . . . .  33
 Section 4.22   No Implied Representation  . . . . . . . . . . . . . . .  33

                                  ARTICLE V
                                  COVENANTS  . . . . . . . . . . . . . .  34

 Section 5.1    Conduct of Business by Allright  . . . . . . . . . . . .  34
 Section 5.2    Conduct of Business by Central . . . . . . . . . . . . .  36
 Section 5.3    Preparation of the Form S-4 and the Proxy Statement;
                Stockholders Meetings  . . . . . . . . . . . . . . . . .  38
 Section 5.4    Investigation; Non-Solicitation  . . . . . . . . . . . .  40
 Section 5.5    Approvals and Consents; Cooperation; Notification  . . .  41
 Section 5.6    Central Board of Directors . . . . . . . . . . . . . . .  42
 Section 5.7    Public Announcements . . . . . . . . . . . . . . . . . .  42
 Section 5.8    Tax Treatment of Merger  . . . . . . . . . . . . . . . .  42
 Section 5.9    Expenses; Severance  . . . . . . . . . . . . . . . . . .  42
 Section 5.10   Employment Matters . . . . . . . . . . . . . . . . . . .  44
 Section 5.11   Indemnification, Exculpation and Insurance . . . . . . .  45
 Section 5.12   NYSE Exchange Listings . . . . . . . . . . . . . . . . .  47
 Section 5.13   Affiliates . . . . . . . . . . . . . . . . . . . . . . .  47
 Section 5.14   Pooling of Interests . . . . . . . . . . . . . . . . . .  47
 Section 5.15   Conveyance Taxes . . . . . . . . . . . . . . . . . . . .  48
 Section 5.16   Registration Rights Agreement  . . . . . . . . . . . . .  48
 Section 5.17   Restructuring Agreement  . . . . . . . . . . . . . . . .  48

                                 ARTICLE VI
                  CONDITIONS TO CONSUMMATION OF THE MERGER  . . . . . .   48

 Section 6.1    Conditions to Each Party's Obligations to
                Effect the Merger . . . . . . . . . . . . . . . . . . .   48

 Section 6.2    Conditions to the Obligations of Central to Effect the
                Merger . . . . . . . . . . . . . . . . . . . . . . . . .  49

 Section 6.3    Conditions to the Obligations of Holdings to Effect the
                Merger . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                 ARTICLE VII
                        TERMINATION; NON-CONSUMMATION  . . . . . . . . .  54

 Section 7.1    Termination  . . . . . . . . . . . . . . . . . . . . . .  54
 Section 7.2    Effect of Termination  . . . . . . . . . . . . . . . . .  55

                                ARTICLE VIII
                SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION  . . . . .   56

 Section 8.1    Survival of Representations, Warranties and Agreements .  56
 Section 8.2    Agreement to Indemnify by AEW and Apollo . . . . . . . .  57
 Section 8.3    Agreement to Indemnify by Central. . . . . . . . . . . .  58
 Section 8.4    Indemnification - Environmental Matters  . . . . . . . .  60
 Section 8.5    Procedures . . . . . . . . . . . . . . . . . . . . . . .  61
 Section 8.6    Sharing of Purchase Claim Costs. . . . . . . . . . . . .  62

                                 ARTICLE IX
                                MISCELLANEOUS  . . . . . . . . . . . . .  63

 Section 9.1    Schedules  . . . . . . . . . . . . . . . . . . . . . . .  63
 Section 9.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . .  63
 Section 9.3    Interpretation . . . . . . . . . . . . . . . . . . . . .  64
 Section 9.4    Brokers and Financial Advisors . . . . . . . . . . . . .  64
 Section 9.5    Amendment  . . . . . . . . . . . . . . . . . . . . . . .  65
 Section 9.6    Extension; Waiver  . . . . . . . . . . . . . . . . . . .  65
 Section 9.7    Entire Agreement . . . . . . . . . . . . . . . . . . . .  65
 Section 9.8    Assignment . . . . . . . . . . . . . . . . . . . . . . .  65
 Section 9.9    Governing Law; Jurisdiction  . . . . . . . . . . . . . .  65
 Section 9.10   Counterparts . . . . . . . . . . . . . . . . . . . . . .  66
 Section 9.11   Joint and Several Liability. . . . . . . . . . . . . . .  66


 Exhibit A
 Exhibit B
 Exhibit C